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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NAVTEQ CORPORATION
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2007

Dear Stockholder:

        It is my pleasure to invite you to attend our Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 22, 2007 at 9:00 a.m. Central Daylight Time at the Holiday Inn Chicago Mart Plaza, Wolf Point Ballroom, 15th Floor, 350 North Orleans Street, Chicago, Illinois 60654. The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting and the requirements to gain admission to the meeting.

        It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible or vote through the Internet in the manner described on the proxy card. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you may be able to vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form if available from your bank or brokerage firm.

        I look forward to seeing you on May 22nd.

Sincerely,

Judson C. Green President and Chief Executive Officer

NAVTEQ CORPORATION
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 22, 2007
9:00 a.m. Central Daylight Time

April 10, 2007

Dear Stockholder:

        You are invited to the Annual Meeting of Stockholders of NAVTEQ Corporation. We will hold the meeting at 9:00 a.m. Central Daylight Time on May 22, 2007 at the Holiday Inn Chicago Mart Plaza, Wolf Point Ballroom, 15th Floor, 350 North Orleans Street, Chicago, Illinois 60654. At the meeting, we will ask you to:

  •
  Elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified; and

  •
  Vote on any other business properly brought before the meeting.

        Our Board of Directors recommends you vote "FOR" the election of each of the nominees to the Board.

        The Board of Directors has fixed April 2, 2007 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

        Your vote is important. To be sure your vote counts and assure a quorum, please vote as soon as possible whether or not you plan to attend the meeting. If you hold your shares in registered form, please sign, date and return your proxy card or vote through the Internet in the manner described on the proxy card. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you may be able to vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form if available from your bank or brokerage firm.

                      By Order of the Board of Directors

                      Lawrence M. Kaplan
                      Senior Vice President, General Counsel and
                      Secretary

NAVTEQ CORPORATION
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To be held on Tuesday, May 22, 2007

INFORMATION CONCERNING VOTING AND SOLICITATION

General

        The enclosed proxy is solicited on behalf of the Board of Directors of NAVTEQ Corporation (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 22, 2007 at 9:00 a.m. Central Daylight Time at the Holiday Inn Chicago Mart Plaza, Wolf Point Ballroom, 15th Floor, 350 North Orleans Street, Chicago, Illinois 60654, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. We first mailed this proxy statement and the accompanying form of proxy on or about April 10, 2007.

Agenda Items

        The agenda for the Annual Meeting is to:

  1.
  Elect seven directors; and

  2.
  Conduct other business properly brought before the meeting.

Who Can Vote

        You can vote at the Annual Meeting if you are a holder of our common stock, $0.001 par value per share, on the record date. The record date is the close of business on April 2, 2007. You will have one vote for each share of common stock held on all matters to be voted upon at the meeting. As of April 2, 2007, there were 97,657,279 shares of common stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Stockholder

        If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of three ways:

  •
  In Person. If you choose to vote in person, you can attend the Annual Meeting and cast your vote in person;

  •
  Voting By Mail. If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the nominees for director set forth in this Proxy Statement. We do not now know of any other matters to come before the Annual Meeting. If other matters do come before the Annual Meeting, proxy holders will vote the proxies on those matters according to their best judgment; or

  •
  Voting via the Internet. If you choose to vote via the Internet, you may vote at the following web address: www.investorvote.com. Votes submitted through the Internet must be received by 1:00 a.m. (Central Daylight Time) on May 22, 2007.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

        If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

  •
  In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then attend the Annual Meeting and cast your vote in person;

  •
  Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

  •
  Voting By Telephone or Internet. If you choose to vote by telephone or Internet and your bank, brokerage firm or other nominee has arranged for such voting, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

        All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. Unless you tell us on the proxy card to vote differently, shares represented by signed and returned proxies will be voted "FOR" the nominees for director. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies on those matters according to their best judgment.

Broker Non-Votes

        A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the Annual Meeting and are not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, referred to as a "broker non-vote," then those shares will not be considered entitled to vote with respect to that matter. Accordingly, broker non-votes will have no effect on the outcome of the election of directors. However, broker non-votes and votes withheld will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the meeting.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Stockholder

        If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You may revoke a proxy by any of the following:

  •
  Submitting a properly executed later-dated proxy by mail or via the Internet;

  •
  Sending a written notice to the Secretary of NAVTEQ to:

  NAVTEQ Corporation
  222 Merchandise Mart, Suite 900
  Chicago, Illinois 60654
  Attention:    Lawrence M. Kaplan
                       Senior Vice President, General Counsel and Secretary

  You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting; or

  •
  Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

        If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

  •
  Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

  •
  Submitting a later-dated telephone or Internet vote, to the extent available, in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

  •
  Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

Quorum Requirement

        We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding common stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

        Directors are elected by a plurality of the vote of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will not be voted in favor of the election of directors and will not count as shares entitled to vote and votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect on the election of directors.

        For all other matters, our by-laws provide that the affirmative vote of shares representing a majority of the voting power present at the meeting in person or by proxy is required for approval. For this purpose: (i) abstentions have the same effect as votes cast against a particular proposal; and (ii) broker non-votes are not considered to be shares entitled to vote (other than for quorum purposes), and therefore have no effect on the outcome of any proposal.

        In the absence of specific direction, shares represented by a proxy will be voted "FOR" the election of all director nominees.

Attendance at the Annual Meeting

        In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of common stock as of the close of business on April 2, 2007. If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may use the top portion of the proxy card as your admissions ticket along with appropriate photo identification. You will also be admitted to the meeting if you are listed as a stockholder of record as of April 2, 2007 and bring proof of identification. If you hold your shares through a bank, brokerage firm or other nominee, you will need to bring a copy of the voting instruction card or you will need to provide proof of identification and proof of ownership by bringing a copy of a brokerage or bank statement showing your share ownership as of the record date. We can also admit anyone else to the meeting upon our discretion.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statement and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, NAVTEQ Corporation, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654; telephone: (312) 894-7000. If you want to receive separate copies of the proxy statement or the annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Expenses Relating to this Proxy Solicitation

        We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

        The names of persons who are nominees for director and their age, positions and offices with NAVTEQ are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is currently seven. Each of the current directors has been nominated by our Board of Directors based on the recommendation of our Nominating and Governance Committee for election and has decided to stand for re-election.

        Proxies may not be voted for more than seven directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected to the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Stockholders may not cumulate votes in the election of directors.

        The Board of Directors recommends a vote FOR the election of all the nominees set forth below.

Name	Age	Positions and Offices Held with NAVTEQ
Richard J. A. de Lange	61	Director
Christopher Galvin	56	Director—Chairman of the Board
Andrew J. Green	51	Director
Judson C. Green(1)	54	Director—President and Chief Executive Officer
William L. Kimsey	64	Director
Scott D. Miller	54	Director
Dirk-Jan van Ommeren	56	Director

(1)
Serves as a member of the Board of Directors pursuant to the terms of his employment agreement.

Business Experience of Nominees

        Richard J. A. de Lange has served as a member of our Board of Directors since June 1996 and was the Chairman of our Board of Directors from October 1999 until October 2004. He joined Philips Electronics Nederland B.V. in 1970 and held various positions of increasing responsibility within Philips until June 2002. Mr. de Lange was Chairman and Chief Executive Officer of the board of management of Philips Electronics Nederland B.V. from October 1998 to June 2002. From September 2003 until December 2004, Mr. de Lange served as an advisor to the Board of United Pan-Europe Communications Inc. From March 1996 until September 2003, he was a member of the Supervisory Board of United Pan-Europe Communications N.V. Mr. de Lange is also Chairman of the Dutch Society of Industry and Commerce, acting Chairman of EnergieNed, the federation of energy companies in The Netherlands and a director of Van Thiel United B.V., and served on the supervisory board of Priority Telecom N.V until mid-2006.

        Christopher Galvin has served as a member and the non-executive chairman of our Board of Directors since October 2004. Since 2005, Mr. Galvin has served as Chairman of Harrison Street Capital, a private equity firm.

From 1999 to 2003, Mr. Galvin was Chairman of the Board and CEO of Motorola Inc. Mr. Galvin joined Motorola Inc. in 1973 and served that company in numerous senior executive positions over three decades. He was appointed to the role of senior vice president and the chief corporate staff officer at Motorola in January 1988, and became a member of the Policy and Operating Committees of the corporation. He was elected President and Chief Operating Officer in 1993 and was promoted to Chief Executive Officer in 1997. Mr. Galvin (i) serves on Bechtel Corporation's Board of Counselors; Northwestern University's Board of Trustees Executive Committee; the Advisory Committee to the Chief Executive of Hong Kong and Tienjin, China; and the American Enterprise Institute Board; (ii) is a member of the Legion D'honneur, Business Council (US); and the American Society of Corporate Executives; and (iii) is Past Chair of the US-China Business Council, a former member of US Department of Defense Science Board; and a former Director of the Rand Corporation.

        Andrew J. Green has served as a member of our Board of Directors since March 2006. Since October 2001, he has been Chief Executive of BT Global Services, a division of BT plc, a leading provider of communications solutions and services. From 1986 until October 2001, Mr. Green held a number of positions at BT plc, including Chief Executive of BT Openworld and Group Director of Strategy and Development. Mr. Green also serves as a member of the Board of Directors of BT plc.

        Judson C. Green has served as our President and Chief Executive Officer and as a member of our Board of Directors since joining us in May 2000. Previously, Mr. Green was the President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 until December 1998, and Chairman from December 1998 until April 2000. Prior to his positions at Walt Disney Attractions, he served as Chief Financial Officer of The Walt Disney Company from December 1989 until August 1991. Mr. Green is also currently a director of Harley-Davidson, Inc. and Dreamworks Animation.

        William L. Kimsey has served as a member of our Board of Directors since October 2004. From 1998 to 2002, Mr. Kimsey was Global Chief Executive Officer and a member of the Global Executive Board of the public accounting firm of Ernst & Young. Mr. Kimsey has more than 30 years of experience, all gained at Ernst & Young and its predecessor, Arthur Young & Company. Mr. Kimsey is also a director of Accenture Ltd., Parsons Corporation, Royal Caribbean Cruises, Ltd. and Western Digital Corporation. Mr. Kimsey is a certified public accountant and is a member of the American Institute of Certified Public Accountants.

        Scott D. Miller has served as a member of our Board of Directors since August 2004. Since March 2004, Mr. Miller has concurrently served as the President and CEO of the Six Sigma Academy, a Six Sigma deployment firm providing progressive Six Sigma training and implementation, and as Chief Executive Officer of G100, a membership organization providing a forum for CEOs to discuss timely issues with their peers. Previously, Mr. Miller served as Non-Executive Vice Chairman of Hyatt Hotels Corporation, an international hospitality and real estate company based in Chicago, Illinois, from May 2003 through September 2003, as President from December 1999 to April 2003 and as Executive Vice President from August 1997 to December 1999. Prior to joining Hyatt, Mr. Miller was a founding partner and CEO of United Infrastructure, an infrastructure operating and development company in partnership with Peter Kiewit Sons and Bechtel Enterprises. Mr. Miller currently serves on the boards of Schindler Holding Ltd. and AXA Financial, Inc.

        Dirk-Jan van Ommeren has served as a member of our Board of Directors since March 1999. Mr. van Ommeren is also the Chairman of the Board of Managing Directors of Oranje-Nassau Groep B.V. Previously, Mr. van Ommeren was the Managing Director of Oranje-Nassau Groep B.V. from 1996 to 1999. Mr. van Ommeren has also held management positions with Amsterdam Investeringsbank N.V., Westland/Utrecht Hypotheekbank N.V. and Amsterdam-Rotterdam Bank N.V. Mr. van Ommeren also holds positions with VVAA Groep B.V. (member of the Supervisory Board), Stallergenes S.A. (member of the Supervisory Board), AVR Lux (Director) and Stahl Holding B.V.(Director).

INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings

        During 2006, the Board of Directors held 7 regular and special meetings. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served. While we encourage all members of the Board of Directors to attend annual meetings of our stockholders, there is no formal policy as to their attendance. All of the members of the Board of Directors attended the 2006 Annual Meeting of Stockholders.

        The Company's independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The presiding director of the executive sessions of non-management directors is our Chairman of the Board (if he or she is independent). If the Chairman of the Board is not independent, then one of the chairs of the standing Board committees who is an independent director presides over such executive sessions. If not otherwise specified by the non-management directors, the director presiding as chair at such meetings rotates among the chair of the Audit, Compensation and Nominating and Governance committees. Interested parties may communicate with any such director by sending a letter to such director to our corporate headquarters as set forth under "Stockholder Communications" below.

Independence

        In accordance with the listing standards of the New York Stock Exchange ("NYSE"), a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. Our Board of Directors has adopted Guidelines With Respect to Board Determinations of the Absence of Material Relationships Between NAVTEQ and its Directors in connection with assessing whether a director satisfies the applicable NYSE requirements with respect to being "independent." These standards are available on our website at www.navteq.com under "Investor Relations—Corporate Governance," and are attached to this proxy statement as Appendix A.

        Our Board of Directors has affirmatively determined that Mssrs. Galvin, Andrew Green, Kimsey, Miller, de Lange and van Ommeren, representing a majority of the Company's directors, are independent within the meaning of the NYSE listing standards. In making this determination, the Board concluded, in accordance with our guidelines for determining independence, that, other than Mr. Miller's membership on the board of directors of AXA Financial, Inc., there were no relevant transactions or relationships between any of these directors, or any of their family members, and the Company, its senior management or its independent auditors.

        With respect to Mr. Miller, the Board considered Mr. Miller's membership on the board of directors of AXA Financial, Inc., which beneficially owns approximately 12.9% of our common stock according to a Schedule 13G/A filed on February 13, 2007. According to the schedule, the majority of the shares reported are held by third-party client accounts managed by Alliance Capital Management L.P. and the remainder of the shares are held by AXA Equitable Life Insurance Company and AXA Framlington. The Board considered various factors, including the lack of any business relationship between the Company and AXA Financial or its affiliates other than ownership of the Company's common stock, the amount of AXA Financial securities held by Mr. Miller, that Mr. Miller and the board of directors of AXA Financial have not been involved in investment decisions relating to the Company's securities, and that Mr. Miller is not a member of AXA Financial's management or the management of any of AXA Financial's affiliates or a member of an investment or similar committee with duties that include investment decisions relating to the Company's securities, and concluded that Mr. Miller is independent under the listing standards of the NYSE.

Stockholder Communications

        The Board of Directors provides a process by which stockholders may communicate with the Board, including non-management members. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to any member or the entire Board of Directors of NAVTEQ, c/o Corporate Secretary, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654. We will forward all mail received at our corporate office that is addressed to the Board of Directors or any member of the Board. On a periodic basis, all such communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or the specific Board member to whom the communications are addressed.

Committees

        The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

        The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is available on our web site at www.navteq.com under "Investor Relations—Corporate

Governance." A hard copy of the charter is also available upon written request to the Corporate Secretary, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. Its duties include:

  •
  selecting independent auditors;

  •
  reviewing the scope of the audit to be conducted by the independent auditors and the results of their audit;

  •
  approving non-audit services provided to us by the independent auditor;

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  reviewing the integrity, adequacy and effectiveness of our financial reporting process and internal controls;

  •
  reviewing and discussing our financial reporting practices, including the disclosures in our annual and quarterly reports and the accounting standards and principles followed;

  •
  reviewing the scope and results of the work performed by our internal audit staff; and

  •
  conducting other reviews relating to compliance by our employees with our policies and applicable laws.

The Committee has the authority to delegate any of its responsibilities to subcommittees of the Committee, and to hire and terminate outside consultants.

        While the Audit Committee has the responsibilities and powers set forth above, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and other applicable rules and regulations. These are the responsibilities of management, the internal auditors or the independent auditors, as the case may be.

        Members:    Mr. Kimsey (Chairman), Mr. Miller and Mr. van Ommeren. The Board of Directors has determined that all of the members of the Audit Committee are "independent" as defined by the applicable rules and regulations of the NYSE and the SEC and that Mr. Kimsey and Mr. van Ommeren are each "audit committee financial experts" as that term is defined in the SEC's rules and regulations. In addition, in accordance with the NYSE listed company requirements, the Board has determined that Mr. Kimsey's service on the audit committees of three other public companies will not impair Mr. Kimsey's ability to serve on our Audit Committee.

        Number of Meetings in 2006:    10

Compensation Committee

        The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available on our web site at www.navteq.com under "Investor Relations—Corporate Governance." A hard copy of the charter is also available upon written request to the Corporate Secretary, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654. This committee's primary responsibility is to discharge our Board's responsibilities relating to compensation of our senior executives. Its duties include:

  •
  developing guidelines and reviewing the compensation and performance of our executive officers, setting the compensation of the Chief Executive Officer and evaluating his performance based on corporate goals and objectives;

  •
  making recommendations to the Board with respect to incentive compensation plans, equity-based plans and deferred compensation plans; and

  •
  reviewing director compensation levels and practices, and recommending, from time to time, changes in such compensation levels and practices to the Board.

The Committee has the authority to delegate any of its responsibilities to subcommittees of the Committee.

        Members:    Mr. de Lange (Chairman), Mr. Galvin and Mr. Miller. All of the members of the Compensation Committee are "independent" as defined by the applicable rules and regulations of the NYSE.

        Number of Meetings in 2006:    4

        The Committee reviews the executive compensation program annually with respect to the competitiveness of each component and the overall package. The following is a summary of the processes and procedures followed by the Committee in the consideration and determination of executive and director compensation:

  Executive Officer Compensation

        At the beginning of each fiscal year, the Compensation Committee requests that Judson Green, our President and Chief Executive Officer, prepare and submit to the Compensation Committee recommended performance goals and objectives for each executive officer. The Compensation Committee then establishes each executive officer's performance goals and objectives consistent with our objectives and philosophy of executive compensation taking into consideration such other factors as the Committee deems appropriate, including the performance goals and objectives recommended by Mr. Green with respect to the other executive officers.

        At the direction of the Compensation Committee, Mr. Green provides the approved performance goals and objectives to each of our executive officers and is responsible for reviewing the executive officers' progress against such goals and objectives with the respective executive officers throughout the year. The Compensation Committee has authorized Mr. Green to make adjustments to the goals and objectives throughout the year, subject to the Compensation Committee's review and approval of any material changes. Mr. Green is responsible for informing the Compensation Committee from time to time of any significant deficiencies in an executive officer's performance.

        Between December and March, the Compensation Committee also (i) sets target bonus amounts for each executive officer for the new fiscal year and (ii) determines the number of stock options and restricted stock units to be granted to each executive officer. The Compensation Committee considers Mr. Green's recommendations with respect to target bonus amounts and equity grants. The stock options and restricted stock units are generally granted to the executive officers in February or March of each year after our earnings release for the previous annual period.

        With respect to performance-based restricted stock units granted to our executive officers, the Compensation Committee establishes the target number of restricted stock units and the performance criteria at the time of the grant. After the completion of the fiscal year, the Compensation Committee reviews the performance criteria against our actual financial performance subject to adjustment for certain one-time or unusual items, and determines the final number of restricted stock units awarded in connection with such grant.

        At or after the end of each year, Mr. Green evaluates the performance of each executive officer other than himself and provides a report thereon to the Compensation Committee. The Compensation Committee then evaluates the executive officers' performance against their respective goals and objectives based on Mr. Green's evaluation with respect to the executive officers other than himself and such other inquiries and review as the Compensation Committee deems appropriate. Taking into account such evaluations as well as Mr. Green's recommendations regarding base salary and bonus with respect to executive officers other than himself, the Compensation Committee sets the executive officer's bonus for the completed fiscal year and determines the base salary and target bonus for the upcoming fiscal year. The base salary becomes effective on the first of each year, and the bonus for the just completed year is generally paid in the first quarter of the new year.

        In addition, the Compensation Committee has directly engaged Deloitte Consulting LLP as an executive compensation consultant to advise the Compensation Committee with respect to:

  •
  2006 bonuses;

  •
  2007 merit increases;

  •
  2007 target bonus percentages as a percent of salary;

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  Awards under our Amended and Restated 2001 Incentive Stock Plan; and

  •
  Current executive compensation trends and the impact of these trends on our compensation program.

        In connection with providing this advice, Deloitte Consulting LLP provides a competitive review of each executive officer's total direct compensation, including the mix of compensation, and our equity compensation practices.

  Director Compensation

        Our Board of Directors determined, based on the recommendation from our Compensation Committee, the initial director compensation program at the time of the initial public offering in August 2004. Our Compensation Committee reviews the program periodically, and presents recommendations to the Board of Directors for approval. The Compensation Committee recently engaged Deloitte Consulting LLP to review our director compensation program, provide industry and peer group survey results and make recommendations in connection with the upcoming election of directors. The Compensation Committee and the Board of Directors have approved changes to our director compensation program effective on the date of the upcoming annual meeting of stockholders as more fully described under the heading "Board of Directors Compensation."

Nominating and Governance Committee

        The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Governance Committee. A copy of the charter for the Nominating and Governance Committee is available on our web site at www.navteq.com under "Investor Relations—Corporate Governance." A hard copy of the charter is also available upon written request to the Corporate Secretary, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654. The principal duties of the Nominating and Governance Committee include, among other things, the selection of potential candidates for our Board of Directors and the development and annual review of our governance principles. This committee also oversees the annual self-evaluations of our Board and its committees and makes recommendations to our Board of Directors concerning the structure and membership of the Board and committees.

        The Nominating and Governance Committee will consider nominees for director based on various factors, which include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and other qualifications set forth in our Corporate Governance Guidelines described below. There are no minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. Candidates may come from current Board members, management or professional search firms. The Nominating and Governance Committee will also consider director candidates that are recommended by stockholders, provided that a complete description of the nominees' qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Any such recommendations must be submitted to the Nominating and Governance Committee in the manner set forth under "Stockholder Communications" above. The Nominating and Governance Committee applies the same criteria to nominees recommended by stockholders as discussed above. Stockholders may also nominate candidates by submitting such nominees to the Corporate Secretary in writing in compliance with the procedures outlined under the heading "Stockholder Proposals for the 2008 Annual Meeting" and should not include self-nominations.

        Members:    Mr. Galvin (Chairman), Mr. de Lange and Mr. Miller. All of the members of the Nominating and Governance Committee are "independent" as defined by the applicable rules and regulations of NYSE.

        Number of Meetings in 2006:    4

Corporate Governance Guidelines

        The Board of Directors has adopted Corporate Governance Guidelines that set forth (i) Board of Directors responsibilities, (ii) Board structure and operation, (iii) management's responsibilities and (iv) resources available to the Board members. Our Corporate Governance Guidelines are available on our web site at www.navteq.com under "Investor Relations—Corporate Governance." A hard copy of the charter and our Corporate Governance Guidelines are also available upon written request to the Corporate Secretary, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654. While we do not have a policy that requires our directors to resign upon a change in employment status, our Corporate Governance Guidelines do require each director to notify the Chairman of the Board of such change, including a director's resignation or retirement from, or termination of, his or her principal current employment or other material change in a director's principal employment responsibilities, professional occupation or association. The Nominating and Governance Committee will consider such change in status in assessing and recommending to the Board whether the director should continue serving as a director or a member of any committee. We do not have a policy that requires our directors and executive officers to (i) hold any minimum number of our shares of common stock or other securities at all times or (i) hold any shares of our common stock for any period of time following the vesting of restricted stock units.

Code of Ethics

        We have adopted a code of ethics, known as our Code of Ethics and Business Conduct, that applies to all directors and employees including our principal executive officer, principal financial officer, principal accounting officer and controller and persons performing similar functions. This code of ethics can be found on our web site at www.navteq.com under "Investor Relations—Corporate Governance." A hard copy of the Code of Ethics and Business Conduct is also available upon written request to the Corporate Secretary, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654.

SECURITY OWNERSHIP OF NAVTEQ

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2007, by the following individuals, entities or groups:

  •
  each person or entity who we know beneficially owns more than five percent of our outstanding common stock;

  •
  each of the named executive officers;

  •
  each director and nominee; and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options and restricted stock units held by that person that are currently exercisable or vested, or will become exercisable or vested, within 60 days after March 1, 2007, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

        Applicable percentage ownership in the following table is based on 93,677,285 shares of common stock outstanding as of March 1, 2007. Unless otherwise indicated, the address for each stockholder listed in the table is c/o NAVTEQ Corporation, 222 Merchandise Mart Plaza, Suite 900, Chicago, Illinois 60654.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF SHARES BENEFICIALLY OWNED
Five Percent Stockholders:
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	16,068,200	(1)	17.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	12,542,940	(2)	13.4%
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	12,029,593	(3)	12.8%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	11,799,610	(4)	12.6%

Directors and Named Executive Officers:
Richard J. A. de Lange	6,247	(5)	*
Christopher Galvin	2,722	(6)	*
Judson C. Green	2,094,681	(7)	2.2%
Andrew J. Green	133	(8)	*
William L. Kimsey	2,722	(9)	*
Scott D. Miller	24,220	(10)	*
Dirk-Jan van Ommeren	6,247	(11)	*
David B. Mullen	143,647	(12)	*
Jeffrey L. Mize	36,200	(13)	*
John K. MacLeod	165,111	(14)	*
M. Salahuddin Khan	13,796	(15)	*
Total of all Directors and Executive Officers	2,712,961		2.8%

* Less than 1%.

(1)
Beneficial ownership information is based on information contained in a report on Schedule 13G/A filed on February 12, 2007 by Capital Research and Management Company with respect to ownership of our common stock as of December 29, 2006. According to the schedule, Capital Research and Management Company has (i) sole voting power with respect to 12,336,200 shares, (ii) sole dispositive power with respect to 16,0068,200 shares and (iii) no shared voting or dispositive power with respect to shares of our common stock. The schedule also indicates that American Funds Insurance Series—Growth Funds, which is advised by Capital Research and Management, is the beneficial owner of 5,700,000 shares.

(2)
Beneficial ownership information is based on information contained in a report on Schedule 13G/A filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. According to the schedule, T. Rowe Price Associates, Inc. has the sole voting power with respect to 3,371,597 shares, sole dispositive power with respect to 12,454,640 shares of our common stock and does not share any voting or dispositive power with respect to any shares. T. Rowe Price Associates, Inc. has also indicated to us that (i) these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities and (ii) for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Beneficial ownership information is based on information contained in a report on Schedule 13G/A filed with the SEC on February 13, 2007 by AXA Financial, Inc. with respect to ownership of our common stock as of December 31, 2006. According to the schedule, (i) AllianceBernstein has the sole power to vote or direct the vote with respect to 10,617,959 shares of our common stock, shared power to vote or direct the vote with respect to 39,344 shares of our common stock, sole power to dispose or direct the disposition of 11,840,399 shares of our common stock and shared power to dispose or direct the disposition of 38,786 shares of our common stock, (ii) AXA Equitable Life Insurance Company has sole power to vote or to direct the vote with respect to 127,431 shares of our common stock and sole power to dispose or to direct the disposition with respect to 148,038 shares of our common stock (iii) AXA Framlington has the sole power to vote or direct the vote with respect to, and dispose or direct the disposition of 2,370 shares of our common stock and (iv) a majority of the shares reported in the schedule are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser.

(4)
Beneficial ownership information is based on information contained in a report on Schedule 13G/A filed with the SEC on February 14, 2007 by FMR Corp. with respect to ownership of our common stock as of December 31, 2006. According to the schedule, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 11,687,330 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the

  Investment Company Act of 1940, (ii) ownership of one investment company, Fa Mid Cap Stock Fund, amounted to 5,486,900 shares of our common stock, (iii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 2,700 shares of our common stock as a result of its serving as investment manager of the institutional accounts, (iv) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., beneficially owns 80 shares of our common stock which amount is included in FMR's beneficial ownership and (v) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp. is the beneficial owner of 109,500 shares of our common stock. According to the schedule, (i) Mr. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the funds each has sole power to dispose of the 11,687,330 shares owned by Fidelity Management and Research Company, (ii) the power to vote the shares held by Fidelity Research and Management Company resides with the Fidelity Funds Board of Trustees, (iii) Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power and sole power to vote or direct the voting of 2,700 shares beneficially owned by Fidelity Management Trust Company and (iv) Mr. Johnson and FMR Corp., through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power of and the sole power to vote or direct the vote with respect to the 109,500 shares of our common stock beneficially owned by Pyramis.

(5)
Includes options to purchase 5,291 shares of our common stock held by Mr. de Lange exercisable within 60 days of March 1, 2007 and 341 restricted stock units vesting within 60 days of March 1, 2007.

(6)
Includes options to purchase 2,365 shares of our common stock held by Mr. Galvin exercisable within 60 days of March 1, 2007.

(7)
Includes options to purchase 1,921,473 shares of common stock held by Mr. Green (Judson) exercisable within 60 days of March 1, 2007 and 154,833 restricted stock units vesting within 60 days of March 1, 2007.

(8)
Includes options to purchase 110 shares of common stock held by Mr. Green (Andrew) exercisable within 60 days of March 1, 2007 and 23 restricted stock units vesting within 60 days of March 1, 2007.

(9)
Includes options to purchase 2,365 shares of our common stock held by Mr. Kimsey exercisable within 60 days of March 1, 2007.

(10)
Includes options to purchase 3,600 shares of our common stock held by Mr. Miller exercisable within 60 days of March 1, 2007.

(11)
Includes options to purchase 5,291 shares of our common stock held by Mr. van Ommeren exercisable within 60 days of March 1, 2007 and 341 restricted stock units vesting within 60 days of March 1, 2007.

(12)
Includes options to purchase 133,489 shares of common stock held by Mr. Mullen exercisable within 60 days of March 1, 2007.

(13)
Includes options to purchase 32,242 shares of common stock held by Mr. Mize exercisable within 60 days of March 1, 2007.

(14)
Includes options to purchase 161,770 shares of common stock held by Mr. MacLeod exercisable within 60 days of March 1, 2007.

(15)
Includes options to purchase 12,771 shares of common stock held by Mr. Khan exercisable within 60 days of March 1, 2007. Mr. Khan retired from NAVTEQ on February 23, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

        The Compensation Committee of our Board of Directors, composed entirely of independent directors, administers our executive officer compensation program. The Compensation Committee is responsible for developing and implementing an executive compensation program that takes into account the company's business strategy and objectives, the competitive environment for highly-qualified managerial talent, and other relevant factors. The Compensation Committee's role includes determining the nature and amount of compensation to be paid to our executive officers, establishing performance-based criteria and goals related to compensation and evaluating the performance of our Chief Executive Officer and our other executive officers in light of these criteria and goals. The Compensation Committee regularly reviews our executive officer compensation program to ensure that the program is consistent with our philosophy and objectives.

        We believe that a competitive compensation program for our executive officers is necessary for our success. Our philosophy is to pay elements of compensation, both individually and collectively, that we believe are fair and reasonable while enabling the company to achieve its goal of attracting and retaining the type of highly-qualified managerial talent that we believe is essential to enhancing stockholder value. In addition to attracting and retaining senior executives, the key objectives of our executive officer compensation program are to motivate our executive officers to achieve our short-term and long-term business objectives and reward them for their achievements of those objectives, and meaningfully relate their compensation to our performance, including aligning their compensation with long-term increases in stockholder value.

        The primary components of our compensation program for executive officers consist of base salary, bonus awards payable in cash, and equity-based awards consisting of stock options and performance-based restricted stock units. We believe that these components allow us to most directly achieve the objectives of our compensation program. In particular, we believe that these components encourage and reward high levels of performance over both the near term and long term.

        In this Compensation Discussion and Analysis we use the term "named executive officer" and "named executive officers," individually or collectively, as applicable, to refer to our Chief Executive Officer and Chief Financial Officer serving in those capacities during 2006, as well as the other individuals identified in the Summary Compensation Table below.

Primary Compensation Components of Employment Agreements

        We are party to employment agreements with each of our named executive officers, which include provisions related to compensation. Therefore, in determining certain elements of each executive officer's compensation, we are bound by those contractual provisions. We are able to terminate the employment of each of our named executive officers without cause, however, subject to certain termination payments.

        In arriving at the terms of Mr. Green's amended and restated employment agreement, the Compensation Committee adhered to the same general compensation philosophy and objectives described above, and also took into consideration input from independent compensation consultants retained by the Compensation Committee. We entered into the employment agreements for the other named executive officers prior to becoming a public company, but the Compensation Committee believes that the terms of such agreements are generally consistent with the compensation philosophy and objectives established by it.

        The following is a summary of the primary compensation components of these employment agreements:

  CEO Employment Agreement

        We are party to an employment agreement with Judson Green, our President and Chief Executive Officer, who has served in such capacity since May 8, 2000. His original employment agreement with us provided for annual base salary of not less than $600,000 and a target bonus of 100% of his annual base compensation. This original employment agreement gave our Board of Directors a right to increase Mr. Green's base salary from time to time, but the Board did not do so. In 2004, the original employment agreement was replaced with an amended and restated employment agreement, which was approved by the Compensation Committee and our

Board of Directors. The amended and restated employment agreement, which became effective April 30, 2004, provides for an annual base salary of $630,000 and a target bonus of 100% of his annual base salary. One half of the target bonus is subject to achievement of certain applicable company milestones and objectives and the other one-half of the target bonus is subject to his achievement of personal objectives, with both the company milestones and objectives and Mr. Green's personal objectives established annually by the Compensation Committee. As discussed in further detail below, Mr. Green's fiscal year 2006 bonus amount was determined by the Compensation Committee based on these criteria. The employment agreement also provides that Mr. Green is eligible to participate in our Amended and Restated 2001 Stock Incentive Plan as determined by our Board of Directors or Compensation Committee.

  CFO Employment Agreement

        We are party to an employment agreement with David B. Mullen, our Executive Vice President and Chief Financial Officer dated as of December 1, 2002, whereby Mr. Mullen became our Executive Vice President and Chief Financial Officer. Pursuant to the employment agreement with Mr. Mullen, he is entitled to receive a base salary of at least $330,000 per annum and is eligible to receive an annual bonus of 50% of his base salary. The employment agreement also provides that Mr. Mullen is entitled to participate in all of our employee benefit programs for which all senior executive employees are generally eligible.

  Employment Agreements with other Named Executive Officers

        We entered into an employment agreement with Jeffrey L. Mize, our Senior Vice President, Vehicle Sales, on February 26, 2001 when he was hired as the Director, Vehicle Application Sales. On March 16, 2003, we entered into an international assignment agreement with Mr. Mize in conjunction with his temporary international assignment as the General Manager/Vice President of Vehicle Applications for Europe, located in Frankfurt, Germany. We expect Mr. Mize will return to the United States in the third quarter of 2007. As outlined in the March 16, 2003 agreement, Mr. Mize was entitled to an annual base salary of $190,000 and a sales incentive bonus of up to 35% of his base salary. While located in Europe, Mr. Mize was entitled to an annual base salary of Euro 190,000 and the same bonus potential of up to 35% of his base salary. Mr. Mize was promoted to Senior Vice President, Vehicle Sales in January 2006. The Compensation Committee set Mr. Mize's bonus target for the 2006 fiscal year at 50% of his base salary. Mr. Mize is eligible for annual salary increases based on performance and his bonus is determined based on performance criteria approved by the Compensation Committee.

        We are a party to an employment agreement with John K. MacLeod, our Executive Vice President, NAVTEQ Connected Services, dated as of September 18, 2000. Pursuant to the employment agreement, Mr. MacLeod is entitled to an annual base salary of $300,000 and is eligible to receive a discretionary bonus of up to 50% of his base salary. The employment agreement also provides that Mr. MacLeod is entitled to participate in all of our employee benefit programs for which all senior executive employees are generally eligible.

        We entered into a letter agreement dated February 3, 1998 with M. Salahuddin Khan, pursuant to which he joined us as Vice President, OEM Marketing. His most recent title was Senior Vice President, Global Marketing and Strategy prior to retiring on February 23, 2007. Pursuant to the letter agreement, Mr. Khan was entitled to receive a base salary of $225,004 per annum and was eligible to receive annual bonuses of up to 40% of his base salary, subject to his achievement of applicable milestones and objectives. The Compensation Committee set Mr. Khan's bonus target for the 2006 fiscal year at 50% of his base salary. The letter agreement also provides that Mr. Khan would be eligible to participate in our Amended and Restated 2001 Stock Incentive Plan.

Executive Compensation Components

        For 2006, the primary components of our compensation program for our named executive officers consisted of:

  •
  base salary;

  •
  performance-based bonus awards payable in cash; and

  •
  long-term equity-based compensation consisting of stock options and performance-based restricted stock units.

  Base Salary

        We provide base salary compensation to our named executive officers to compensate them for the services they are expected to render to us during the fiscal year. Base salary compensation also is designed to motivate the named executive officers to achieve our business objectives for that annual period. Increases in annual base salary for the following fiscal year are designed, in part, to maintain competitiveness of such compensation while simultaneously continuing to motivate our named executive officers to achieve our short-term business objectives for the next annual period.

        The amount of base compensation paid to each of our named executive officers in 2006 was determined by our Compensation Committee based on a number of factors, including our overall financial performance, the executive's employment agreement, the executive's individual performance during the prior fiscal year, the executive's sustained performance over a number of years, the executive's expected performance in 2006, the executive's duties and responsibilities and the executive's level of experience. The Compensation Committee also considered and took into account certain information and advice provided by Deloitte, outside executive compensation advisors retained directly by the Compensation Committee. Deloitte provided the Compensation Committee with a review of competitive compensation survey results and compensation data from proxy statements for peer group companies (collectively, the "competitive benchmarks"). In considering the executives' past, current and future expected performance, the Compensation Committee also received input from Mr. Judson Green, our President and Chief Executive Officer.

        The competitive benchmarks identified in the Deloitte review were used by the Compensation Committee to assess both the competitiveness and the reasonableness of the base compensation, both individually and collectively with the other primary elements of compensation, as well as to the ratio of the base compensation to the total compensation. The competitive compensation survey results were based on both survey data and peer group proxy data. The survey data included the 2006 Radford Executive Survey, 2006 Mercer Executive Compensation Regression Analysis and 2006/2007 Watson Wyatt Top Management Compensation Calculator. The compensation survey results were regressed to a revenue size similar to ours. The peer group consisted of eighteen companies, which were selected based on their having an industry classification, revenue size and market capitalization comparable to ours. The peer group companies were:

Activision, Inc	Cadence Design Systems, Inc.	National Instruments Corp.
Acxiom Corp	Citrix Systems, Inc.	Quest Software, Inc.
Arbitron, Inc	Electronics for Imaging, Inc.	RSA Security, Inc.
Autodesk Incorporated	Getty Images, Inc.	Tibco Software, Inc.
Avid Technology, Inc.	Intergraph Corporation
Avocent Corp.	Jack Henry & Associates, Inc.
Brocade Communications Systems, Inc.	McAfee, Inc.

        The following table shows a comparison of the base salary of each of our named executive officers for fiscal years 2005 and 2006:

	2005 Base Salary	2006 Base Salary	Change	% Change
Judson C. Green	$630,000	$630,000	0	0%
David B. Mullen	$350,000	$365,000	$15,000	4.3%
Jeffrey L. Mize	$272,262	$301,738	$29,476	10.8%
John K. MacLeod	$330,000	$350,000	$20,000	6.1%
M. Salahuddin Khan	$320,000	$320,000	0	0%

  Bonus Awards

        Bonuses paid to our named executive officers for an annual period are designed to both reward the executive officers for the achievement of our objectives and relate their compensation to our performance during that year. The Compensation Committee believes that the availability of bonus awards based on annual performance provides our named executive officers with incentive to achieve those business objectives.

        It is our practice to make the annual bonus payments to our named executive officers early in the year following the year in which those bonuses were earned, as the Compensation Committee reviews certain of the components of each named executive officer's target bonus based on our fiscal year-end financial statements as they become available after December 31. Pursuant to this process, bonus awards to our named executive officers for their 2006 performance were paid to them in February 2007.

        The Compensation Committee, with input from Judson Green, our President and Chief Executive Officer, sets the performance objectives for each of our named executive officers early in the fiscal year for which performance bonuses based on achievement of those objectives will be determined. At the beginning of 2006, the Compensation Committee, with input from Mr. Green, set the performance objectives for 2006. The key factors the Compensation Committee considered in determining the performance objectives for the year include management's operating plan and budget for the year, each particular officer's duties and responsibilities, and the expected contribution that each executive officer's fulfillment of the executive officer's duties and responsibilities would make to the achievement of our goals. While these objectives vary from individual to individual, they include achievement of certain corporate and divisional initiatives, driving the overall performance of each named executive officer's area(s) of responsibility, and demonstrating expected leadership qualities.

        The Compensation Committee set the 2006 target bonus amounts for our named executive officers as a percentage of each named executive officer's base salary. In determining the percentage for each named executive officer, the Compensation Committee considered a number of factors, including the particular officer's level of responsibility, each executive officer's employment agreement, input from Mr. Green (for executive officers other than himself), and input from Deloitte, in its role as outside executive compensation advisors. As part of its deliberations, the Compensation Committee reviewed the competitive benchmarks regarding performance-based compensation programs. The competitive benchmarks were used to assess the competitiveness and the reasonableness of the target bonus amounts, both on a stand-alone basis and in the context of the other primary elements of the named executive officer's compensation, and the ratio of the bonus-based potential compensation to the named executive officer's total compensation. The Compensation Committee has the discretion to award bonuses in an amount lower or higher than the target amount based on a named executive officer's achievement against objectives. For each of the named executive officers other than Mr. Green, target bonuses were set at 50% of base salary compensation. The Compensation Committee set Mr. Green's 2006 target bonus at 100% of his base salary compensation, with an opportunity to earn a bonus of up to 225% of his base salary compensation.

        In connection with the determination of Mr. Green's target bonus for 2006, the Compensation Committee set financial performance goals for Mr. Green relating to net income and revenue growth over 2005. In addition, the Compensation Committee set personal objectives for Mr. Green relating to expanding and improving our products and services, improving customer satisfaction, growing and enhancing customer relationships, expanding geographic coverage of our database and leadership. The Compensation Committee also established financial performance goals and personal objectives for each of the other named executive officers at the time the target bonuses were set. We are not providing additional details regarding these objectives or the formula described in the next paragraph, as we consider that information to be highly confidential and proprietary and, if disclosed, may result in competitive harm to us. However, the net income and revenue growth goals were based on certain internal financial goals set in connection with the Board of Directors' consideration and approval of our annual operating plan for 2006 and were set at levels that, if met, would exceed our publicly-disclosed financial guidance. The goals were set at a level that, although the Compensation Committee believed were not guaranteed to be achieved, were capable of being achieved if our executive officers met or exceeded their objectives, if we performed according to our annual operating plan and if the assumptions in our annual operating plan proved correct.

        To aid in the determination of Mr. Green's actual bonus amount, the Compensation Committee adopted a formula under which the one-half of his target relating to the achievement of financial objectives may be adjusted to be less than or greater than the target amount for such one-half (i.e., 50% of base compensation) depending on whether, and the extent to which, the objectives either were not met or were exceeded, for a range of 0% to 150% of the target bonus. Also under the formula, the one-half of Mr. Green's target bonus relating to the achievement of personal objectives may be adjusted to be less than or greater than the target amount for such one-half (i.e., 50% of base compensation) based on the Compensation Committee's assessment of his achievement of such personal objectives, for a range of 0% to 75%. The Compensation Committee retained the right to adjust the bonus payment to Mr. Green by plus or minus up to 30% of the target amount if, in the Compensation Committee's judgment, the formula did not provide an equitable result.

        The Compensation Committee, with input from Mr. Green, evaluated each named executive officer's 2006 performance against the objectives set for each of them for that year and then determined each such officer's bonus amount. In determining the amount of bonus compensation for Mr. Green, the Compensation Committee followed the methodology described above. As part of its deliberations regarding each of the other named executive officers, the Compensation Committee considered both the extent to which such officer achieved his 2006 objectives and our overall performance relative to our financial objectives for 2006.

        In making its bonus determinations for fiscal year 2006, the Compensation Committee took into account that we had not fully achieved our 2006 financial objectives after adjustment for certain one-time or unusual items. Consequently, and after also considering the extent to which each named executive officer achieved or exceeded his personal objectives, our Compensation Committee determined to award a bonus amount for 2006 for each named executive officer that was lower than such officer's 2006 target amount.

        Based on the Compensation Committee's determinations, Mr. Green was awarded a bonus in the amount of $567,000, or 90% of his 2006 base salary compensation, Mr. Mullen was awarded a bonus in the amount of $164,250, or 45% of his 2006 base salary compensation, Mr. Mize was awarded a bonus in the amount of $137,368, or 45% of his 2006 base salary, Mr. MacLeod was awarded a bonus in the amount of $157,500, or 45% of his 2006 base salary compensation and Mr. Khan was awarded a bonus in the amount of $96,000, or 30% of his 2006 base salary compensation.

        The following table shows a comparison of the bonuses paid to each of our named executive officers for fiscal years 2005 and 2006:

	2005 Bonus		2006 Bonus	Change	% Change
Judson C. Green	$750,000		$567,000	$(183,000)	(24)%
David B. Mullen	$250,000		$164,250	$(85,750)	(34)%
Jeffrey L. Mize	$87,820	(1)	$137,368	$49,548	56%
John K. MacLeod	$200,000		$157,500	$(42,500)	(21)%
M. Salahuddin Khan	$160,000		$96,000	$(64,000)	(40)%

(1)
Mr. Mize's 2005 bonus represents a sales incentive bonus which was based on different criteria than the performance criteria established for Mr. Mize for 2006.

        The following table shows the target bonus amount as a percentage of base salary for each named executive officer for the 2006 fiscal year and the actual bonus awarded to each such named executive officer for the 2006 fiscal year as a percentage of base salary:

	2006 Target Bonus as a % of Base Salary	2006 Actual Bonus	2006 Actual Bonus as a % of Base Salary
Judson C. Green	100%	$567,000	90%
David B. Mullen	50%	$164,250	45%
Jeffrey L. Mize	50%	$137,368	45%
John K. MacLeod	50%	$157,500	45%
M. Salahuddin Khan	50%	$96,000	30%

  Equity-Based Awards

        Equity-based awards are designed to motivate our named executive officers to achieve our long-term business objectives and meaningfully relate our named executive officers' compensation to our performance, particularly by aligning such compensation with long-term increases in stockholder value. The performance-based restricted stock units portion of the equity-based awards is also designed to reward the executive officers for the achievement of their objectives for the relevant annual fiscal period in which our performance determines the ultimate number of restricted stock units awarded in connection with such grant.

        Pursuant to our Amended and Restated 2001 Stock Incentive Plan, we grant awards of stock options and restricted stock units on an annual basis to all of our employees above a defined organizational level. The ranges for the sizes of awards under this program increase as the level within our organizational structure increases, and individual awards can vary within each of those ranges or, in the plan administrator's discretion, can be outside those ranges. We generally award stock options and restricted stock units to our named executive officers in accordance with this program, except that prior to 2006, awards of stock options and restricted stock units to Mr. Green were made on a negotiated basis as part of his employment agreements rather than on an annual basis. The awards to our named executive officers are made on the same date that stock options and restricted stock units are awarded to other employees eligible to participate in our long-term incentive program. The grant date typically is in February or early March of each year, on a date following our earnings announcement relating to the prior fiscal year and the publication of our earnings guidance for the then-current fiscal year. The grant date of the stock options is either the date on which the Compensation Committee approves the grant or a future date whereby the number of shares of common stock subject to the stock option granted is based on a pre-established formula. The exercise price of these stock options is the closing price of our common stock on the date of grant.

        Awards of stock options and performance-based restricted stock units were made in 2006 to each of our named executive officers in accordance with our long-term incentive program. The awards for the named executive officers other than Mr. Green were authorized by our Compensation Committee and made under our 2001 Stock Incentive Plan. Mr. Green's award was authorized by both our Compensation Committee and our Board of Directors and granted under our Amended and Restated 2001 Stock Incentive Plan, which was adopted by our Board of Directors on February 28, 2006 and approved by our stockholders on May 9, 2006.

        Our Compensation Committee determined the number of shares underlying stock options and targeted number of restricted stock units to be granted to each of the named executive officers based on a variety of factors, including the individual officer's contributions and expected future contributions to our success, prior equity grants and current equity ownership, the perceived need to provide an incentive for the officer to continue service with us over the long-term, input from Mr. Green for the named executive officers other than himself, and input from Deloitte, in its role as outside executive compensation advisor. As part of its deliberations, the Compensation Committee reviewed the competitive benchmarks regarding stock option and restricted stock unit awards made to executive officers. The competitive benchmarks were used to assess the competitiveness and the reasonableness of the awards, both on a stand-alone basis and in the context of the other primary elements of the named executive officer's compensation, and the ratio of the equity-based compensation to the named executive officer's total compensation. The Compensation Committee also considered the potential dilutive effect on stockholders of the issuance of stock options and restricted stock units that may be exercised for or converted into shares of our common stock.

        Based on the factors above, the Compensation Committee then set a grant date value of the stock options and a grant date target value of the restricted stock unit awards. The following table sets forth these amounts for the stock options and restricted stock units granted in February 2006:

	Grant Date Value of Stock Options	Grant Date Target Value of Restricted Stock Units
Judson C. Green	$1,750,000	$1,750,000
David B. Mullen	$520,125	$520,125
Jeffrey L. Mize	$202,000	$202,000
John K. MacLeod	$411,250	$411,250
M. Salahuddin Khan	$296,000	$296,000

        The number of stock options awarded is calculated by dividing the grant date value of the stock options by the option value, where the option value is determined based on the market price using the binomial pricing model as applied by our Chief Financial Officer in accordance with generally accepted accounting principles in the United States and as reflected in our consolidated financial statements. The number of restricted stock units awarded is determined by dividing the grant date target value of restricted stock units by the closing price of our common stock on the date of grant, subject to adjustment as described below.

        For our named executive officers other than Mr. Judson Green, the stock options and restricted stock units were granted on March 1, 2006, which is the same date on which we granted stock options and restricted stock units to our other employees eligible to participate in our long-term incentive program. Mr. Green's stock options and restricted stock units were granted on May 9, 2006, so that they could be awarded under our Amended and Restated 2001 Stock Incentive Plan, which was adopted by our stockholders on that same date. The exercise price of the stock options granted to all of the named executive officers was the closing price of our common stock on the date of grant. The stock options granted in 2006 to the named executive officers other than Mr. Green expire ten years after the date of the grant, while the stock options granted to Mr. Green in 2006 expire eight years after the date of grant. All options to purchase our common stock granted following stockholder approval of our Amended and Restated 2001 Stock Incentive Plan in May 2006 must expire no more than eight years after the date of grant in accordance with the plan.

        All grants made to our named executive officers in 2006 are subject to time vesting provisions that are intended to encourage them to remain employed by us. For stock options, 25% of the stock options vest after one year from March 1, 2006, and the remainder of the stock options vest in equal portions over the subsequent thirty-six months. For the restricted stock units, 25% of the restricted stock units vest one year from March 1, 2006 and on each of the three subsequent anniversaries thereof.

        In addition, the restricted stock unit grants were subject to performance vesting provisions that were intended to tie compensation to the achievement of future performance goals and align compensation with long term increases in stockholder value. The performance goals related specifically to goals for net income and revenue growth, subject to adjustment for certain one-time or unusual items, over the prior fiscal year. Our Compensation Committee adopted a formula for the executive officers other than Mr. Green under which the restricted stock unit award could be adjusted to be less than or greater than the target amount depending on whether, and the extent to which, the goals were met or exceeded, for a range of 0% to 250% of the target amount. For Mr. Green, the Compensation Committee adopted a formula under which the restricted stock unit award could be adjusted to be less than the maximum amount depending on whether, and the extent to which, the goals were not met, for a range of 0% to 100% of the maximum amount, where the target amount represented 40% of the maximum amount.

        We are not providing additional details regarding these performance provisions or the formula described in the preceding paragraph, as we consider that information to be highly confidential and proprietary and, if disclosed, may result in competitive harm to us. However, the net income and revenue growth goals were based on certain internal financial goals set in connection with the Board of Directors' consideration and approval of our annual operating plan for 2006. The target amounts were set at levels that, if met, would exceed our publicly-disclosed financial guidance. The Compensation Committee did not believe these levels were guaranteed to be achieved, but did believe these levels were reasonably capable of being achieved if these named executive officers met or exceeded their objectives, if we performed according to our annual operating plan and if the assumptions in our annual operating plan proved correct.

        In determining Mr. Green's equity compensation for 2006, our Compensation Committee also considered the value of Mr. Judson Green's existing equity-based awards as of that time, the fact that Mr. Green had not been granted an equity-based award in 2005 (even though he was eligible under his amended and restated employment agreement to receive such an award) and the fact that our grant of restricted stock units to Mr. Green in 2004 in connection with his amended and restated employment agreement was consideration for his relinquishment of his anti-dilution rights under his prior employment agreement.

        On February 13, 2007, the Compensation Committee applied the formulas relating to the performance vesting provisions to determine the actual sizes of the awards for our named executive officers based on their 2006 performance. In making its determinations for fiscal year 2006, the Compensation Committee noted that we had not fully achieved our 2006 financial objectives after adjustment for certain one-time or unusual items. Consequently, the restricted stock unit award for each of our named executive officers was adjusted to an amount that was less than the target amount. The following table shows the percentage of the target amount of restricted stock unit awards ultimately awarded to each of our named executive officers:

% of Target Amount of Restricted Stock Units Ultimately Awarded
Judson C. Green	49.07%
David B. Mullen	50.47%
Jeffrey L. Mize	50.47%
John K. MacLeod	50.47%
M. Salahuddin Khan	50.47%

  Perquisites and Other Benefits

        Each of our named executive officers other than Mr. Green and Mr. Mize receives a car allowance of $1,000 per month. Mr. Mize receives a car allowance of approximately $1,300 per month. Our named executive officers also have the opportunity to participate in the NAVTEQ Corporation Deferred Executive Compensation Plan, which is available to all of our employees at the vice president level and above, as well as all other benefits made available generally to our employees, including our Savings and Investment Plan. Under the Deferred Executive Compensation Plan, participants may make elections at a certain time each year to defer up to 100% of their salary and bonus. Once an election is made, it cannot be changed or cancelled. The pre-tax amount is then deducted during the year and invested as directed by the participant in the available investment options. The deferred amount is then paid to the participant either in a lump sum upon termination or equally over a 5 or 10 year period following termination, as specified by the participant at the time of the election. The participant is then taxed on such amounts at the time of distribution. None of the named executive officers participate in this plan.

        In addition, pursuant to Mr. Green's employment agreement, Mr. Green is entitled to (i) first class business-related travel anywhere in the United States and business class business-related travel outside of the United States, (ii) a monthly allowance of $3,000 for expenses related to automobile, personal financial advice and membership fees and dues of a Chicago luncheon/dinner club primarily to serve meals in a business environment and (iii) a level-premium term life insurance policy having a death benefit of not less than $3,500,000 payable to the beneficiary designated by Mr. Green during Mr. Green's employment, which policy shall be assigned to Mr. Green upon termination for any reason.

Tax and Accounting Considerations

  Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

        The Internal Revenue Code precludes us from taking a deduction for compensation in excess of $1 million for the named executive officers. Certain performance-based compensation is specifically exempt from the deduction limit. Our policy is to qualify, to the extent deemed reasonable by our Compensation Committee, the compensation of executive officers for deductibility under applicable tax laws and our incentive plans and awards are designed accordingly. Our Compensation Committee, however, retains the ability to evaluate the performance of our executives, including the CEO, and provide for appropriate compensation even if it may result in the non-deductibility of certain compensation. A portion of Mr. Judson Green's bonus for fiscal year 2006 may not qualify for deductibility under the Internal Revenue Code. Our Compensation Committee, however, felt Mr. Judson Green's bonus was appropriate to reward him for his performance which should lead to longer term success and profitability.

  Nonqualified Deferred Compensation

        On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. In February 2006, our Board of Directors adopted the NAVTEQ Corporation Deferred Executive Compensation Plan described above. While the final regulations have not become effective yet, this plan is intended to comply with such law, and the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

  Accounting for Stock-Based Compensation

        Beginning on January 1, 2006, the Company began accounting for stock-based payments in connection with awards granted under our equity incentive plans in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123(R), "Share-based Payment." These rules did not directly influence the design of our long-term equity incentives.

Change of Control

        The Company did not enter into any agreements containing change of control or other termination payments with any of our named executive officers in 2006, or make any payments to any named executive officers in 2006 with respect thereof. The Company is a party to employment agreements with each of the named executive officers that were entered into prior to 2006 which contain provisions regarding payments due to the employee upon certain change of control or termination events. We believe these arrangements are an important element in retention of our named executive officers.

Compensation Committee Report

        The information contained in this Compensation Committee Report shall not be deemed to be "soliciting material" or "filed," or incorporated by reference in future filings with the SEC, except to the extent the company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company's Proxy Statement in connection with the 2007 Annual Meeting of Stockholders.

The Compensation Committee
Richard J.A. de Lange (Chairman)
Christopher Galvin
Scott D. Miller

Summary Compensation Table

        The following table summarizes the compensation earned in the fiscal year ended December 31, 2006 by our principal executive officer, our principal financial officer and our three most other highly paid executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2006. In this document, we refer to these individuals as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Judson C. Green President and Chief Executive Officer	2006	$630,000	$567,000	$2,723,476	$362,645	—	—	$56,169	(4)	$4,339,290
David B. Mullen Executive Vice President and Chief Financial Officer	2006	$364,423	$164,250	$166,829	$428,865	—	—	$18,600	(5)	$1,142,967
Jeffrey L. Mize Senior Vice President, Vehicle Sales	2006	$301,738	$137,368	$117,771	$184,829	—	—	$838,427	(6)	$1,580,133
John K. MacLeod Executive Vice President, Connected Services	2006	$349,231	$157,500	$115,881	$247,634	—	—	$16,307	(7)	$886,553
M. Salahuddin Khan Senior Vice President, Global Marketing & Sales	2006	$320,000	$96,000	$95,488	$203,659	—	—	$12,000	(8)	$727,147

(1)
Represents amounts earned in the year indicated, but paid in the following year. Bonuses are determined based on achievement of performance objectives, and with respect to Mr. Green, half of his target bonus is determined by a formula related to the achievement of certain financial objectives. These performance objectives are more fully described in the Compensation Discussion and Analysis set forth above.

(2)
There were no forfeitures of stock or option awards during 2006 among the named executive officers included in this table. Assumptions used in the valuation of these awards is included in Note 8 to our Notes to Consolidated Financial Statements beginning on page F-15 of our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)
The amount set forth for such perquisites was based on the actual incremental cost incurred by us.

(4)
Represents allowance for business expense ($36,000), life insurance premiums ($13,569) and matching on 401(k) contributions ($6,600).

(5)
Represents allowance for automobiles ($12,000) and matching on 401(k) contributions ($6,600).

(6)
Represents the following in connection with Mr. Mize's expatriate assignment: tax equalization payments ($532,124), cost of living adjustment and expense reimbursements ($182,988), reimbursement for school tuition for children ($86,008), health insurance premiums ($21,702) and allowance for automobiles ($15,605). All amounts set forth herein with respect to Mr. Mize other than Mr. Mize's bonus were originally designated in Euros and have been converted to United States Dollars based on an average Euro to U.S. Dollar exchange rate for 2006 of 1.25724.

(7)
Represents allowance for automobiles ($12,000), matching on 401(k) contributions ($4,207) and patent assignment ($100).

(8)
Represents allowance for automobiles ($12,000).

2006 GRANTS OF PLAN-BASED AWARDS TABLE

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
										Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Judson C. Green President and Chief Executive Officer	5/9/2006 5/9/2006	— —	— —	— —	— 9,460	— 37,838	— 94,595	— 18,568	82,978 —	$46.25 —	$ $	1,735,900 858,770
David B. Mullen Executive Vice President and Chief Financial Officer	3/1/2006 3/1/2006	— —	— —	— —	— 2,773	— 11,090	— 27,725	— 5,598	24,310 —	$46.92 —	$ $	520,477 262,658
Jeffrey L. Mize Senior Vice President, Vehicle Sales	3/1/2006 3/1/2006	— —	— —	— —	— 1,345	— 5,380	— 13,450	— 2,716	11,780 —	$46.92 —	$ $	252,210 127,435
John K. MacLeod Executive Vice President, Connected Services	3/1/2006 3/1/2006	— —	— —	— —	— 2,193	— 8,770	— 21,925	— 4,427	19,220 —	$46.92 —	$ $	411,500 207,715
M. Salahuddin Khan Senior Vice President, Global Marketing & Sales	3/1/2006 3/1/2006	— —	— —	— —	— 1,578	— 6,310	— 15,775	— 3,185	13,840 —	$46.92 —	$ $	296,314 149,440

(1)
Represents the range of potential restricted stock units granted as performance-based restricted stock units on March 1, 2006 (other than Mr. Green who was granted his restricted stock units on May 9, 2006), As described in footnote 2, the actual number of restricted stock units granted was determined in February 2007 by our Compensation Committee.

(2)
Represents the actual number of restricted stock units granted related to the grant described in footnote 1 as determined by our Compensation Committee in February 2007.

Stock Option and Restricted Stock Unit Awards

        The stock options granted in 2006 to the named executive officers other than Mr. Green expire ten years after the date of the grant, while the stock options granted to Mr. Green in 2006 expire eight years after the date of grant. All equity grants made to our named executive officers in 2006 are subject to time vesting provisions that are intended to encourage them to remain employed by us. For stock options, 25% of the stock options vest after one year from the date of grant, and the remainder of the stock options vest in equal portions over the subsequent thirty-six months. For the restricted stock units, 25% of the restricted stock units vest one year from the date of grant and on each of the three subsequent anniversaries thereafter.

        In addition, the restricted stock unit grants were subject to performance vesting provisions that were intended to tie compensation to the achievement of future performance goals and align compensation with long term increases in stockholder value. The performance goals related specifically to goals for net income and revenue growth over the prior fiscal year. Our Compensation Committee adopted a formula for the executive officers other than Mr. Green under which the restricted stock unit award could be adjusted to be less than or greater than the target amount depending on whether, and the extent to which, the objectives either were not met or were exceeded, for a range of 0% to 250% of the target amount. For Mr. Green, the Compensation Committee adopted a formula under which the restricted stock unit award could be adjusted to be less than the maximum amount depending on whether, and the extent to which, the objectives were not met, for a range of 0% to 100% of the maximum amount, where the target amount represented 40% of the maximum amount.

        We are not providing additional details regarding these performance provisions or the formula described in the preceding paragraph, as we consider that information to be highly confidential and proprietary and, if disclosed, may result in competitive harm to us. However, the net income and revenue growth goals were based on certain internal financial goals set in connection with the Board of Directors' consideration and approval of our annual operating plan for 2006. The target amounts were set at levels that, if met, would exceed our publicly-disclosed financial guidance. The Compensation Committee did not believe these levels were guaranteed to be achieved, but did believe these levels were reasonably capable of being achieved if these named executive officers met or exceeded their objectives, if we performed according to our annual operating plan and if the assumptions in our annual operating plan proved correct.

        On February 13, 2007, the Compensation Committee applied the formulas relating to the performance vesting provisions to determine the actual sizes of the awards for our named executive officers based on their 2006 performance. In making its determinations for fiscal year 2006, the Compensation Committee noted that we had not fully achieved our 2006 financial objectives. Consequently, the restricted stock unit award for each of our named executive officers was adjusted to an amount that was less than the target amount.

        The options to purchase our common stock are not entitled to any dividends on our common stock. However, our restricted stock unit agreements provide that dividends or other distributions paid on our common stock underlying the restricted stock units will be credited to an account of the holder in the form of additional restricted stock units based on the fair market value of our common stock at that time, and the accrued dividend equivalent will be awarded based on the underlying shares that are earned. We have not declared or paid any dividends on our common stock since the time we began granting restricted stock units.

Employment Agreements

        We have entered into written employment agreements with our named executive officers, the terms of which are summarized below.

President and Chief Executive Officer

        Judson C. Green, our President and Chief Executive Officer, has an employment agreement with us which was amended and restated as of April 30, 2004. The employment agreement will continue until Mr. Green's death or disability or until otherwise terminated by either party. The employment agreement provides Mr. Green a base salary of $630,000 per annum with a targeted annual bonus of 100% of his base salary. The Board may increase, but not decrease, the base salary from time to time, and once increased, the new base salary may not be decreased. One-half of his bonus is subject to Mr. Green's achievement of applicable financial milestones and objectives established by the Compensation Committee and the other half is subject to Mr. Green's achievement of personal non-financial objectives established by the Compensation Committee. Mr. Green is also entitled to (i) first class business-related travel in the United States, (ii) business class business-related travel outside of the United States, (iii) an allowance of $3,000 per month for expenses related to automobile, personal financial advice and membership fees and dues of a Chicago luncheon/dinner club primarily to serve meals in a business environment and (iv) a level-premium term life insurance policy having a death benefit of not less than $3,500,000 payable to the beneficiary designated by Mr. Green during Mr. Green's employment, which policy shall be assigned to Mr. Green upon termination for any reason. Mr. Green is subject to a non-compete and non-solicitation provision, which will continue for a period of one year beyond the termination of his employment agreement. In addition, whether or not the employment agreement is terminated, if any payments to Mr. Green result in an excise tax being imposed on Mr. Green under Section 4999 of the Internal Revenue Code, Mr. Green is entitled to additional payments such that the net amount retained by Mr. Green, after deducting any such excise tax and any federal, state and local income and employment and excise tax on the additional payment, is the same after-tax position as if no excise tax had been imposed.

        Mr. Green's employment agreement provides that Mr. Green is also entitled to payments and benefits, including provisions related to the vesting and expiration of Mr. Green's stock options and restricted stock units, in the event of certain termination events as more fully described below under "Payments upon Termination or Change of Control."

Executive Vice President and Chief Financial Officer

        We entered into an employment agreement with David B. Mullen as of December 1, 2002, whereby Mr. Mullen became our Executive Vice President and Chief Financial Officer. The employment agreement terminates on the earlier of Mr. Mullen's resignation, disability, death or termination by the Board of Directors or our CEO with or without cause. Mr. Mullen is entitled to receive a base salary of $330,000 per annum, which may be increased by our Board from time to time with such amount becoming the new base salary to which Mr. Mullen is entitled, and is eligible to receive an annual bonus of 50% of his base salary. The employment agreement also provides that Mr. Mullen shall be entitled to participate in all of our employee benefit programs for which all senior executive employees are generally eligible.

        Mr. Mullen's employment agreement provides that Mr. Mullen is also entitled to payments and benefits in the event of certain termination events as more fully described below under "Payments upon Termination or Change of Control."

Senior Vice President, Vehicle Sales

        We entered into an employment agreement with Jeffrey L. Mize, our Senior Vice President, Vehicle Sales, on February 26, 2001 when he was hired as the Director, Vehicle Application Sales. On March 16, 2003, we entered into an international assignment agreement with Mr. Mize, prior to Mr. Mize becoming an executive officer, in conjunction with his temporary international assignment as the General Manager/Vice President of Vehicle Applications for Europe, located in Frankfurt, Germany. We expect Mr. Mize will return to the United States in the third quarter of 2007. As outlined in the March 16, 2003 agreement, Mr. Mize was entitled to an annual base salary of $190,000 and a sales incentive bonus of up to 35% of his base salary. While located in Europe, Mr. Mize was entitled to an annual base salary of Euro 190,000 and the same bonus potential. Mr. Mize was promoted to Senior Vice President, Vehicle Sales in January 2006. The Compensation Committee set Mr. Mize's bonus target for the 2006 fiscal year at 50% of his base salary. Mr. Mize is eligible for annual salary increases based on performance and his bonus is determined based on performance criteria approved by the Compensation Committee.

        In addition, in connection with the March 2003 agreement and Mr. Mize's international assignment, we agreed to bear certain relocation costs associated with Mr. Mize's assignment to Europe which included (i) moving and storage costs from the United States to Germany and then upon moving back to the United States, (ii) expenses related to a trip for Mr. Mize's family to Germany prior to moving in order to look for a house, (iii) expenses for a resource to assist in selecting a house, (iv) up to $70,000 to apply toward closing cost on the sale of his U.S. residence, (v) certain closing costs on the purchase of a new home in Chicago, Illinois upon Mr. Mize's return to the U.S., (vi) a moving allowance of $15,000 for moving to Germany, (vii) a one-time lump sum payment to offset the increase of Mr. Mize's first year's mortgage interest capped at $7,500 determined and paid upon Mr. Mize's return to the United States, (viii) expenses for two trips to the United States per calendar year for Mr. Mize's family, (ix) a monthly housing differential equal to the actual cost of Mr. Mize's German residence less Mr. Mize's U.S. home mortgage payment (principal and interest), (x) a monthly cost of living allowance of $2,032 (increased from Euro 700), (xi) the incremental cost of private insurance commensurate with Mr. Mize's health and welfare benefits when living in the U.S., (xii) Mr. Mize's children's education expenses and language lessons for Mr. Mize's family, (xiii) a leased vehicle and (xiii) reimbursement for the least expensive residence for up to 120 days if unable to sell U.S. residence prior to moving to Germany. In accordance with the agreement dated March 2003, we also agreed to evaluate any unanticipated costs associated with Mr. Mize's relocation including taxes. As such, Mr. Mize received a tax equalization settlement in 2006 to cover the additional tax burden incurred by Mr. Mize in connection with his international assignment such that Mr. Mize would incur approximately the same level of income and social taxes on his income as if he had not accepted this international assignment. We have also agreed to reimburse Mr. Mize for up to ninety days of temporary housing upon his return to the United States. Mr. Mize is eligible to participate in our employee benefit programs generally for which our senior executive employees are generally eligible, and Mr. Mize has agreed to a non-compete and non-solicitation provision which continues for a period of one year beyond the termination of his employment with us.

        Mr. Mize's international assignment agreement provides that Mr. Mize is also entitled to payments and benefits in the event of certain termination events as more fully described below under "Payments upon Termination or Change of Control."

Executive Vice President, NAVTEQ Connected Services

        John K. MacLeod is our Executive Vice President, NAVTEQ Connected Services. We have entered into an employment agreement dated as of September 18, 2000 with Mr. MacLeod pursuant to which he is entitled to an annual base salary of $300,000, which may be increased by our Board from time to time with such amount becoming the new base salary to which Mr. MacLeod is entitled, and a discretionary bonus of up to 50% of his base salary. The employment agreement also provides that Mr. MacLeod shall be entitled to participate in all of our employee benefit programs for which all senior executive employees are generally eligible. Mr. MacLeod has agreed to a non-compete and non-solicitation provision which continues for a period of one year beyond the termination of his employment with us.

        Mr. MacLeod's employment agreement provides that Mr. MacLeod is also entitled to payments and benefits in the event of certain termination events as more fully described below under "Payments upon Termination or Change of Control."

Senior Vice President, Global Marketing and Strategy

        We entered into a letter agreement dated February 3, 1998 with M. Salahuddin Khan pursuant to which he joined us as Vice President, OEM Marketing. His most recent title was Senior Vice President, Global Marketing and Strategy prior to retiring on February 23, 2007. Pursuant to the letter agreement, Mr. Khan was entitled to receive a base salary of $225,004 per annum and was eligible to receive annual bonuses of up to 40% of his base salary, subject to his achievement of applicable milestones and objectives. Mr. Khan's bonus target for the 2006 fiscal year was 50% of his base salary. Mr. Khan has agreed to a non-compete and non-solicitation provision which continues for a period of one year beyond the termination of his employment with us.

        Mr. Khan's employment letter provides that Mr. Khan is also entitled to payments and benefits in the event of certain termination events, but these are no longer applicable as Mr. Khan retired from NAVTEQ on February 23, 2007, and was not entitled to, and did not receive, any such payments.

  Base Salary and Bonus as a Proportion of Total Compensation

        The following table sets forth the base salary and bonus as a proportion of total compensation for each of the named executive officers in 2006:

	Base Salary plus Bonus	Total Compensation	Base Salary and Bonus as a Proportion of Total Compensation
Judson C. Green	$1,197,000	$4,339,290	27.6%
David B. Mullen	$528,673	$1,142,967	46.3%
Jeffrey L. Mize	$439,106	$1,580,133	27.8%
John K. MacLeod	$506,731	$886,553	57.2%
M. Salahuddin Khan	$416,000	$727,147	57.2%

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards							Stock Awards
											Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)
	Number of Securities Underlying Unexercised Options(#)	Number of Securities Underlying Unexercised Options(#)
								Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Name					Option Exercise Price($)		Option Expiration Date
	Exercisable	Unexercisable
Judson C. Green President and Chief Executive Officer	1,899,000 —	— 82,978	(2)	— —	$ $	1.40 46.25	5/15/2012 5/9/2014	328,235	(3)	$11,478,378	—	—
David B. Mullen Executive Vice President and Chief Financial Officer	94,286 13,741 14,606 —	— 5,659 17,262 24,310	(4) (5) (2)	— — — —	$ $ $ $	5.74 22.00 42.70 46.92	12/22/2013 8/6/2014 2/23/2015 3/1/2016	13,792	(7)	$482,306	—	—
Jeffrey L Mize Senior Vice President, Vehicle Sales	7,857 6,403 7,973 3,979 —	— 2,637 7,973 5,116 11,780	(4) (6) (5) (2)	— — — — —	$ $ $ $ $	1.40 22.00 45.05 42.70 46.92	5/17/2012 8/6/2014 12/21/2014 2/23/2015 3/1/2016	7,874	(8)	$275,354	—	—
John K. MacLeod Executive Vice President, Connected Services	138,350 16,029 7,870 —	— 6,601 9,300 19,220	(4) (5) (2)	— — — —	$ $ $ $	1.40 22.00 42.70 46.92	5/15/2012 8/6/2014 2/23/2015 3/1/2016	10,610	(9)	$371,031	—	—
M. Salahuddin Khan Senior Vice President, Global Marketing & Sales	4,573 6,677 —	6,402 7,891 13,840	(4) (5) (2)	— — —	$ $ $	22.00 42.70 46.92	8/6/2014 2/23/2015 3/1/2016	8,830	(10)	$308,785	—	—

(1)
The market value was computed by multiplying the restricted stock units that have not vested by the December 29, 2006 closing market price of $34.97.

(2)
The options become exercisable as to 25% of the unexercised shares on March 1, 2007 and are exercisable as to approximately 2.08% of the unexercised shares per month thereafter.

(3)
The restricted stock units vest as follows: 4,642 restricted stock units vest on each of March 1, 2007, 2008, 2009 and 2010, and 154,833 restricted stock units and 154,834 restricted stock units vest on April 30, 2007 and 2008, respectively.

(4)
The options become exercisable as to approximately 7.1% of the unexercised shares on January 1, 2007 and an additional 7.1% of the unexercised shares each month thereafter.

(5)
The options become exercisable as to approximately 3.8% of the unexercised shares on January 1, 2007 and an additional 3.8% of the unexercised shares each month thereafter.

(6)
The options become exercisable as to approximately 4.2% of the unexercised shares on January 1, 2007 and an additional 4.2% of the unexercised shares each month thereafter.

(7)
The restricted stock units vest as follows: 1,408 restricted stock units and 1,407 restricted stock units vest on February 1, 2007 and 2008, respectively; 1,793 restricted stock units vest on each of February 15, 2007, 2008 and 2009; 1,399 restricted stock units vest on each of March 1, 2007 and 2008; and 1,400 restricted stock units vest on each of March 1, 2009 and 2010.

(8)
The restricted stock units vest as follows: 655 restricted stock units vest on each of February 1, 2007 and 2008; 1,156 restricted stock units vest on each of December 21, 2007 and 2008; 512 restricted stock units vest on each of February 15, 2007, 2008 and 2009; and 679 restricted stock units vest on each of March 1, 2007, 2008, 2009 and 2010.

(9)
The restricted stock units vest as follows: 1,643 restricted stock units and 1,642 restricted stock units vest on February 1, 2007 and 2008, respectively; 966 restricted stock units vest on each of February 15, 2007, 2008 and 2009; 1,106 restricted stock units vest on March 1, 2007; and 1,107 restricted stock units vest on each of March 1, 2008, 2009 and 2010.

(10)
The restricted stock units vest as follows: 2,412 of these restricted stock units vested during February 2007. The remaining 6,418 of these units were cancelled on February 23, 2007 upon Mr. Khan's retirement.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Judson C. Green President and Chief Executive Officer	336,000	$13,111,560	154,833	$6,428,666
David B. Mullen Executive Vice President and Chief Financial Officer	120,000	$3,910,400	3,201	$142,640
Jeffrey L. Mize Senior Vice President, Vehicle Sales	10,000	$413,000	2,322	$92,543
John K. MacLeod Executive Vice President, Connected Services	36,000	$1,404,540	2,609	$116,250
M. Salahuddin Khan Senior Vice President, Global Marketing & Sales	63,528	$2,807,272	2,412	$107,471

NAVTEQ Corporation Deferred Executive Compensation Plan

        Our named executive officers have the opportunity to participate in the NAVTEQ Corporation Deferred Executive Compensation Plan, which is available to all of our employees at the vice president level and above, as well as all other benefits made available generally to our employees, including our Savings and Investment Plan. Under the Deferred Executive Compensation Plan, participants may make elections at a certain time each year to defer up to 100% of their salary and bonus. Once an election is made, it cannot be changed or cancelled. The pre-tax amount is then deducted during the year and invested as directed by the participant in the available investment options. The deferred amount is then paid to the participant either in a lump sum upon termination or equally over a 5 or 10 year period following termination, as specified by the participant at the time of the election. The participant is then taxed on such amounts at the time of distribution. None of the named executive officers participate in this plan.

Payments upon Termination or Change-in-Control

President and Chief Executive Officer

        Pursuant to our amended and restated employment agreement with Mr. Judson Green dated April 30, 2004, in the event that Mr. Green's employment is terminated at any time prior to the date Mr. Green attains age 65 by us without cause or by Mr. Green as a result of our breach of the employment agreement or by Mr. Green as a result of good cause (defined as a significant diminution of his duties and/or a reduction in his base annual compensation and/or target bonus) or for any reason during the seventh month after a change of control, Mr. Green will be entitled to the following:

  •
  two years base salary ($1,260,000 based on Mr. Green's 2006 fiscal year base salary) payable in lump sum;

  •
  two years target bonuses ($1,134,000 based on Mr. Green's bonus earned in the 2006 fiscal year) payable in a lump sum;

  •
  accelerated vesting of his equity and incentive awards, which would have a fair value of $11,478,378 as of December 31, 2006 based on the fair market value of our common stock on such date;

  •
  vesting of a pro rata amount of non-equity incentive awards based upon target payout and the number of days worked in the performance period (Mr. Green currently does not have any such non-equity incentive awards other than his bonus which is treated as described below);

  •
  all of Mr. Green's stock options shall be exercisable for the unexpired balance of the stated stock option period;

  •
  all earned cash long-term incentive awards for which the performance cycle has ended shall be immediately payable (Mr. Green does not have any such earned cash long-term incentive awards);

  •
  all base annual compensation accrued and unpaid, accrued and unused vacation, any annual bonus earned and unpaid (Mr. Green's target bonus is $630,000 based on Mr. Green's 2006 base salary), to be received when such bonus would have been paid to Mr. Green had Green's employment not been so terminated, and any unreimbursed business expenses incurred through the date of such termination;

  •
  continuation of his participation in NAVTEQ's health and welfare benefit plans for a period of two (2) years after the date of termination, to the extent the terms of such plans so permit, followed by COBRA continuation coverage (paid by NAVTEQ for such part, if any, of such two-year period as the health benefit plan does not so permit, the maximum of which would cost approximately $28,000 to NAVTEQ), and then followed by the retiree health benefit described below; and

  •
  reimbursement for federal excise taxes and any related income tax liabilities associated with such reimbursement to place Mr. Green in the same after-tax position had such excise tax not been imposed (which is currently estimated at $6,415,000 based upon the provisions of Internal Revenue Code Sections 280G and 4999, without application of Section 280G(b)(4)).

The failure of Mr. Green to be elected and continue as a director on our Board of Directors, other than as a result of his voluntary resignation, will constitute a breach of the employment agreement by us and would entitle Mr. Green to terminate his employment agreement and receive the payments and benefits set forth above.

        In the event (i) Mr. Green's employment is terminated by us for cause, (ii) Mr. Green terminates his employment with us without cause or in the absence of a breach by us of the employment agreement, (iii) Mr. Green's employment relationship terminates due to his death or disability or (iv) Mr. Green's employment terminates for any reason at or after he attains the age of 65, Mr. Green shall be entitled to all accrued and unpaid base salary, accrued and unused vacation, any bonus earned and unpaid and any unreimbursed business expenses. Mr. Green or his beneficiary is also entitled to receive any death or disability benefit or welfare benefit to which Mr. Green is entitled under our benefit plans, including COBRA continuation and the retiree health benefit described below. Further, in the event of Mr. Green's death or disability, all stock options, restricted stock units and other equity awards shall immediately fully vest (the fair value of which would be $11,478,378 as of December 31, 2006), a pro rata amount of non-equity incentive awards shall vest based upon target payout and the number of days worked in the performance period (Mr. Green's target bonus is $630,000 based on Mr. Green's 2006 base salary), all stock options shall be exercisable for eighteen months, in the case of death, and twelve months, in the case of disability, and all earned cash long-term incentive awards for which the performance cycle has ended shall be immediately payable (Mr. Green does not currently have any such awards).

        In the event Mr. Green's employment terminates due to death or disability, all stock option and restricted stock unit awards shall vest (the fair value of which would be $11,478,378 as of December 31, 2006), a pro rata amount of non-equity incentive awards shall vest based upon target payout and the number of days worked in the performance period (Mr. Green does not currently have any such awards), all stock options shall be exercisable for eighteen months in the case of Mr. Green's death and twelve months in the case of Mr. Green's disability, and all earned cash long-term incentive awards for which the performance cycle has ended shall be immediately payable (Mr. Green does not currently have any such awards).

        Upon Mr. Green's retirement (or other voluntary termination of employment) at any time at or after attaining age 55, or at any time upon a termination of Green's employment due to his death or disability, or in the event that at any time prior to the date Mr. Green attains age 65, Mr. Green's employment is terminated by us without cause or by Mr. Green as a result of either a breach by us of the employment agreement or for good cause, or Mr. Green terminates his employment for any reason during the seventh month following a change of control, Mr. Green and his spouse shall each be entitled to continuation of health benefits until they commence Medicare at a cost to Mr. Green of the COBRA premium charged to former employees from time to time.

        Mr. Green is subject to a non-compete and non-solicitation provision, which will continue for a period of one year beyond the termination of his employment agreement.

Executive Vice President and Chief Financial Officer

        Pursuant to our employment agreement with David B. Mullen, our Executive Vice President and Chief Financial Officer, dated as of December 1, 2002, in the event that Mr. Mullen is terminated by us without cause or voluntarily terminates his employment for good reason, he is entitled to:

  •
  severance in an amount equal to his base salary ($364,423 based on Mr. Mullen's 2006 fiscal year base salary);

  •
  his target bonus amount pro-rated for the year based on the date of termination ($182,211 for the full year based on Mr. Mullen's 2006 target bonus); and

  •
  continue to participate in all of our benefit programs for which all senior executives are eligible (other than bonus and incentive compensation plans and any other programs which require the participant to be an active employee) from the date of such termination through the first anniversary of the date of termination.

The amounts above are payable by us, in our discretion, in either a lump sum within thirty days following termination or equal monthly installments for 12 months following his termination at our discretion, provided that in the event we elect to pay a lump sum, such payment shall equal the present value of the payments otherwise payable discounted at a rate of 10% per annum. Mr. Mullen has agreed to a non-compete and non-solicitation provision, which continues for a period of one year beyond the termination of his employment agreement. The severance payments are subject to compliance with these provisions.

Senior Vice President, Vehicle Sales

        Pursuant to our international assignment agreement with Mr. Mize and following Mr. Mize's completion of his European assignment, we have the discretion to reassign Mr. Mize to a comparable position or terminate Mr. Mize's employment. In the event that we terminate his employment at such time without cause, we have agreed to provide Mr. Mize severance pay equal to six (6) months base cash compensation ($150,869 based on Mr. Mize's 2006 fiscal year base salary) payable either monthly or lump sum, a bonus at 35% of his salary for the six (6) months ($105,608 based on Mr. Mize's 2006 fiscal year base salary) and continuation of the basic health benefits for six (6) months, which health benefits have an estimated benefit of approximately $7,000. We have agreed to increase such severance to twelve (12) months of base salary ($301,738 based on Mr. Mize's 2006 base salary) instead of six (6) months.

Executive Vice President, NAVTEQ Connected Services

        Pursuant to our employment agreement with John K. MacLeod, our Executive Vice President, NAVTEQ Connected Services, dated as of September 18, 2000, in the event that Mr. MacLeod is terminated by us without cause or voluntarily terminates his employment for good reason, he is entitled to:

  •
  severance in an amount equal to his base salary ($349,321 based on Mr. MacLeod's base salary for the 2006 fiscal year); and

  •
  continue to participate in all of our benefit programs for which all senior executives are eligible (other than bonus and incentive compensation plans) from the date of termination through the first anniversary of the date of termination.

The amounts above are payable by us, in our discretion, in either a lump sum within thirty days following termination or equal monthly installments for 12 months following his termination at our discretion, provided that in the event we elect to pay a lump sum, such payment shall equal the present value of the payments otherwise payable discounted at a rate of 10% per annum. Mr. MacLeod's severance will be reduced on a dollar for dollar basis by the amount of any compensation received by Mr. MacLeod upon his obtaining employment with another employer. Mr. MacLeod has agreed to a non-compete and non-solicitation provision which continues for a period of one year beyond the termination of his employment with us. The severance payments are subject to compliance with these provisions.

Senior Vice President, Global Marketing and Strategy

        Mr. Khan, our former Senior Vice President, Global Marketing and Strategy, retired from NAVTEQ effective February 23, 2007. Mr. Khan did not receive any payments in connection with his retirement and is not entitled to any future payments from us. Mr. Khan may provide consulting services to us from to time, but we have not entered into an agreement with Mr. Khan for such services at this time.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christopher Galvin(1)	$63,000	$18,683	$40,870	—	—	—	$122,553
Richard J. A. de Lange(2)	$63,241	$20,824	$45,508	—	—	—	$129,573
Andrew Green(3)	$30,000	$5,756	$11,472	—	—	—	$47,228
William L. Kimsey(4)	$62,000	$18,683	$40,870	—	—	—	$121,553
Scott D. Miller(5)	$64,000	$19,768	$42,499	—	—	—	$126,267
Dirk-Jan van Ommeren(6)	$49,000	$20,824	$45,508	—	—	—	$115,332
Wilhelmus Groenhuysen(7)	—	—	—	—	—	—	—

(1)
Mr. Galvin had 1,399 restricted stock units and options to purchase an aggregate of 7,441 shares of our common stock as of December 31, 2006.

(2)
Mr. de Lange had 1,919 restricted stock units and options to purchase an aggregate of 11,026 shares of our common stock as of December 31, 2006.

(3)
Mr. Green had 742 restricted stock units and options to purchase an aggregate of 3,250 shares of our common stock as of December 31, 2006.

(4)
Mr. Kimsey had 1,399 restricted stock units and options to purchase an aggregate of 7,441 shares of our common stock as of December 31, 2006.

(5)
Mr. Miller had 1,662 restricted stock units and options to purchase an aggregate of 9,224 shares of our common stock as of December 31, 2006.

(6)
Mr. van Ommeren had 1,919 restricted stock units and options to purchase an aggregate of 11,026 shares of our common stock as of December 31, 2006.

(7)
Mr. Groenhuysen resigned from our Board of Directors effective March 1, 2006.

(8)
Assumptions used in the valuation of these awards is included in Note 8 to our Notes to Consolidated Financial Statements beginning on page F-15 of our Annual Report on Form 10-K for the year ended December 31, 2006.

Board of Directors Compensation

        During the annual period commencing on May 9, 2006, the date of our last annual meeting of stockholders, we paid each member of our Board of Directors, other than those who are our employees or employees of our affiliates, an annual retainer of $40,000 for service on the Board and $1,500 for each Board meeting attended by the member in excess of four meetings for such year. Our Compensation Committee and Board of Directors has each approved increasing the annual retainer to $60,000 effective at the next annual election of directors scheduled for May 22, 2007. Each member of our Board of Directors serving on one of our committees received an additional annual fee of $6,000 for each committee upon which the member served during the most recent annual period. Our Compensation Committee and Board of Directors has each approved increasing the per committee fee to $7,500 effective at the next annual election of directors scheduled for May 22, 2007. In addition, the Audit Committee chairman receives an additional annual fee of $10,000 and the chairman of any other committee receives an additional annual fee of $5,000. We also awarded stock options valued at an amount of $60,000 and restricted stock units valued at an amount equal to $30,000 to each member of our

Board of Directors, other than those who are our employees or employees of our affiliates, on the date of the last annual meeting of stockholders. The exercise price of the stock options granted to the members of our Board was equal to the closing price of our common stock on the date of grant. Our Compensation Committee and Board of Directors has each approved a change to the annual equity-based component of director compensation effective at the next annual election of directors scheduled for May 22, 2007, such that directors, other than those who are employees or employees of our affiliates, will receive restricted stock units valued at an amount equal to $125,000, but will not receive any options to purchase our common stock. The restricted stock units will vest on the first anniversary of the date of grant, but will not be distributed to the director until the fifth anniversary of the date of grant or, if earlier, the director's date of resignation or termination from the Board. We also reimburse members of our Board of Directors for travel, lodging and other reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

        The current members of our Compensation Committee are Mr. de Lange, Mr. Galvin and Mr. Miller. None of these individuals were at any time during or prior to fiscal year 2006 an officer or employee of ours, or had any relationship requiring disclosure under Item 404 (Transaction with Related Persons, Promoters and Certain Control Persons) of Regulation S-K, but Mr. de Lange was an employee of Koninkljke Philips Electronics N.V. ("Philips") prior to retiring in 2002, most recently as Chairman and Chief Executive Officer of the board of management of Philips Electronics Nederland B.V. Philips was our majority stockholder prior to our initial public offering in 2004. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

Transactions with Related Persons

        Since January 1, 2006, there were not any transactions, nor are there currently any proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For the purposes of this paragraph, "related person" means (i) any of our directors or executive officers, (ii) any of our nominees for director, (iii) any immediate family member of one of our directors or executive officers, or of any of our nominees for director, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or nominee for director, and any person (other than a tenant or employee) sharing the household of such director, executive officer or nominee for director or (iv) a security holder that owns 5% or more of our common stock or an immediate family member of such security holder, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder, and any person (other than a tenant or employee) sharing the household of such security holder.

Review, Approval or Ratification of Transactions with Related Persons

        Our policies with respect to the review, approval or ratification of transactions with certain related persons are embodied in the following written policies that we maintain: (i) Corporate Governance Guidelines, (ii) Code of Ethics and Business Conduct and (iii) Guidelines With Respect to Board Determinations of the Absence of Material Relationships Between NAVTEQ and its Directors.

        Pursuant to our Corporate Governance Guidelines, directors may not enter into a transaction with us without first disclosing the transaction and obtaining advance approval by the Board, which approval must be obtained with such director recusing himself or herself from the consideration and approval of any such transaction. In addition, directors must disclose to us, and we must disclose to directors, any business relationships between directors and us, and any potential conflicts of interest, as soon as such party becomes aware thereof.

        In addition, under our Code of Ethics and Business Conduct, covered persons, their family members and related entities shall not personally benefit, directly or indirectly, from any NAVTEQ purchase or sale, or derive any other personal gain from any other NAVTEQ activity except when the transaction has been fully disclosed to and pre-approved by our Board of Directors. Similarly, no covered person may direct, or seek to direct, any NAVTEQ business to any business enterprise in which the covered person or his or her family member has a meaningful ownership interest or serves in a leadership capacity, without the approval of our Board of Directors. For purposes hereof, (i) "covered person" shall mean our directors, officers and employees, and (ii) "family members" shall mean a covered person's spouse or life partner and children of a covered person, any relative, by blood or marriage, of a covered person residing in the same household, and any company, limited partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that covered person and/or any immediate family member of that covered person.

        Our Code of Ethics and Business Conduct also provides that covered persons, their family members and related entities must not profit, directly or indirectly, from such person's position at NAVTEQ, to our detriment or at our expense. Covered persons must also avoid any activity or personal interest that creates, or appears to create, a conflict between his or her interests and the interests of NAVTEQ. A covered person who becomes aware of his or her own personal interest or the personal interest of a family member or another covered person, which is, or may reasonably be viewed as, in conflict with that of NAVTEQ must present the situation and nature of the possible conflict to the compliance officer for appropriate consideration. The covered person must then refrain from further action until the situation has been approved by the compliance officer, after consultation with our Board. Our compliance officer is our general counsel or other person designated by our Board from time to time, except in the case of potential violations of the code by our general counsel, in which case the chairman of our Audit Committee is the compliance officer.

        Finally, under our Guidelines With Respect to Board Determinations of the Absence of Material Relationships Between NAVTEQ and its Directors, our Board of Directors must conclude, in the course of determining director independence, that there is no relationship between the director and us that would present, or appear to present, any conflict of interests to us.

        Our Corporate Governance Guidelines and Code of Ethics and Business Conduct do not have specific standards to be applied in connection with the approval of transactions with related persons, but rely on the judgment of our Board of Directors or the compliance officer, as the case may be, with respect thereto. Our Guidelines With Respect to Board Determinations of the Absence of Material Relationships Between NAVTEQ and its Directors does contain certain standards which are described above under "Information about the Board of Directors—Independence."

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, "Reporting Persons"), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during 2006, all Reporting Persons were in compliance except that one report on Form 4 was not timely filed by each of Scott D. Miller, Andrew J. Green and William L. Kimsey.

Audit Committee Report

        The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.

        The Audit Committee of the Board of Directors has:

  •
  Reviewed and discussed the audited financial statements with management;

  •
  Discussed with KPMG LLP, our independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

  •
  Received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1, and has discussed KPMG LLP's independence with KPMG LLP.

        In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee
William Kimsey (Chairman)
Scott D. Miller
Dirk-Jan van Ommeren

Auditors

        The Audit Committee has selected KPMG LLP to be our independent public accountants for our fiscal year ending December 31, 2007. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees

        The aggregate fees billed for the years ended December 31, 2005 and December 31, 2006 for professional services rendered by KPMG LLP, the Company's principal accountant, for the audit of the Company's annual financial statements and review of financial statements included in the Company's Forms 10-Q or services that are normally provided by the Company's principal accountant in connection with statutory and regulatory filings or engagements for such fiscal years equaled $1,457,000 and $1,329,000, respectively.

Audit-Related Fees

        There were no fees billed for the years ended December 31, 2005 and December 31, 2006, for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of the Company's financial statements not reported under "Audit Fees" above.

Tax Fees

        The aggregate fees billed for the years ended December 31, 2005 and December 31, 2006 for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning equaled $2,000 and $1,000, respectively, and consisted of assistance in the preparation of tax returns, and general tax research and planning.

All Other Fees

        The aggregate fees billed for the years ended December 31, 2005 and December 31, 2006 for products and services provided by KPMG LLP other than the services reported above under "Audit Fees," "Audit-Related Fees" and "Tax Fees" equaled $153,000 and $2,000, respectively, and consisted of business combination due diligence and the licensing of accounting research tools.

Pre-Approval Policy

        The Company's Audit Committee Charter provides that the Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Committee prior to the completion of the service. The Committee may also form and delegate authority to sub-committees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting. In accordance with the pre-approval policy, the Audit Committee has designated Mr. Kimsey as the sole member of a subcommittee with the authority to grant pre-approvals for audit and permitted non-audit services other than the annual audit plan for audit services; provided that Mr. Kimsey is required to present such approvals to the Audit Committee at its next regularly scheduled meeting. All of the services obtained from our independent auditors described above were pre-approved by either the Audit Committee or Mr. Kimsey as the sole member of the subcommittee.

Stockholder Proposals for the 2008 Annual Meeting

        Stockholders may nominate director candidates and make proposals to be considered at the 2008 Annual Meeting. In accordance with our bylaws, any stockholder nominations of one or more candidates for election as directors at the 2008 Annual Meeting or any other proposal for consideration at the 2008 Annual Meeting must be received by the Secretary of NAVTEQ at the address set forth below, together with certain information specified in our bylaws, not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year's annual meeting (in this case, January 23, 2008 to February 22, 2008); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be so received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us.

        In addition to being able to present proposals for consideration at the 2008 Annual Meeting, stockholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2008 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than December 11, 2007, and the stockholder must otherwise comply with applicable SEC requirements and our bylaws.

        The form of proxy issued with our 2008 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2008 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the stockholder proponent has given to our Secretary notice of such proposal between January 23, 2008 and February 22, 2008, and certain other conditions provided for in the SEC's rules have been satisfied.

        A copy of the full text of the bylaw provisions discussed above may be obtained on our web site at www.navteq.com under "Corporate Governance—Investor Relations" or by writing to the Secretary of NAVTEQ. All notices and nominations referred to above must be sent to the Secretary of NAVTEQ, at the following address: NAVTEQ Corporation, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654, Attention: Lawrence M. Kaplan, Senior Vice President, General Counsel and Secretary.

Lawrence M. Kaplan Senior Vice President, General Counsel and Secretary

Appendix A

NAVTEQ CORPORATION

GUIDELINES WITH RESPECT TO BOARD DETERMINATIONS
OF THE ABSENCE OF MATERIAL RELATIONSHIPS BETWEEN
NAVTEQ AND ITS DIRECTORS

Background and Purpose

        Pursuant to its committee Charter, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director. Under New York Stock Exchange listing standards applicable to the Company, a majority of the Board must consist of "independent" directors (as defined in the New York Stock Exchange listing standards). In addition to certain "bright line" tests (set forth below in paragraphs (a) through (e)), the listing standards make it clear that no director qualifies as "independent" unless the Board affirmatively determines that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The listing standards permit the board of directors of a listed company to adopt categorical standards to be used in making its determinations of independence, provided that (i) the Company publicly discloses those standards and (ii) in the event that a director with a business or other relationship that does not fit within the disclosed standards is determined to be independent by the board, the board must disclose the basis for its determination in the manner prescribed by the listing standards.

        The Board has approved and adopted the following standards to be used by the Board in connection with making the required NYSE determinations regarding independence.

Recommended Standards

        A director will be considered to be independent if (i) the director meets the current New York Stock Exchange listing standards regarding independence (the "bright-line" tests set forth below in paragraphs (a) through (e)) and (ii) there is no relationship between the director and the Company that would present, or appear to present, any conflict of interests to the Company. The Board will make determinations concerning a director's independence based on a broad consideration of all relevant facts and circumstances. A director will not be considered to be independent if:

        (a)   the director is, or has been within the last three years, an employee of the Company, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company;

        (b)   the director has received, or has an immediate family member who is an executive officer and has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

        (c)    (i) the director is, or has an immediate family member who is, a current partner of a firm that is the Company's internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director was or has an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

        (d)   the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee; or

        (e)    the director is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues (as reported in the last completed fiscal year of such other company).

        In addition to the standards listed above, a director will not be considered to be independent by the Board if the Board finds that a director has material business arrangements or relationships with the Company which the Board believes would jeopardize the director's judgment. The Board will review for materiality all business arrangements or relationships between the Company and a director and all business arrangements or relationships between the Company and an entity for which the director serves as an executive officer or general partner or has an equity ownership interest. Arrangements and relationships that the Board believes are not material and not likely to jeopardize the director's judgment, and thereby the director's independence, are set forth in paragraphs (f) through (i) below. In all situations discussed below, the independence determination assumes that the business arrangement or relationship addressed would not violate any of the standards set forth in paragraphs (a) through (e) above, and the determination of independence is conditioned upon there being no such violation.

        (f)     a relationship or business arrangement between a director and a not for profit organization, if a director of the Company, or a director's immediate family member, serves as an executive officer of such not for profit organization, and the Company's contributions to the organization, in the aggregate, do not exceed the greater of $1 million or two percent of that organization's latest publicly available total revenues;

        (g)   a relationship or business arrangement between the Company and a director (or an entity in which the director is an executive officer, general partner or holder of 5% or more of the equity interests) that is on terms that are usually and customarily offered to customers by the Company (where the Company is the vendor) or an arrangement that is on substantially similar terms as those prevailing at the time for comparable transactions with other customers under similar circumstances (where the Company is the customer);

        (h)   a relationship or business arrangement where a director is an executive officer, general partner or holder of 5% or more of the equity interests of another entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than five percent of the total consolidated assets of the company he or she serves as an executive officer; and

        (i)     a relationship or business arrangement between the Company and an entity in which the director is the holder of less than 5% of the equity interests of such entity.

        In addition, a relationship or business arrangement involving a director's relative will not be considered a "material relationship" solely by virtue of the familial relationship if the relative is not an immediate family member of the director.

        In applying the factors listed in (f) through (i) above, the Board will consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each Director, and such factors may override the conclusions of independence or non-independence that would be reached simply by applying the guidelines. In addition, relationships not described in these categorical standards will be evaluated on an individual basis as provided for in the listing standards. A director who has a business arrangement or relationship with the Company that is not described in these categorical standards nevertheless may be determined to be independent by the Board.

        The Company's Annual Proxy Statement will provide disclosure with respect to these categorical standards in accordance with applicable listing standards and SEC rules. In cases in which the Board makes a determination regarding the independence of a director who has a business arrangement or relationship that does not fall within the categorical standards set forth in paragraphs (f) through (i), the specific basis for the Board's independence determinations will be disclosed in the Company's Annual Proxy Statement. In cases in which a director has a business arrangement or relationship that the Board determines falls within the categorical standards set forth in paragraphs (f) through (i), the disclosure in the Annual Proxy Statement may be limited to the extent permitted by applicable listing standards and SEC rules.

        For purposes of the standards listed above: (i) "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home; (ii) "executive officer" has the same meaning specified for the term "officer" in Rule 16a-1(f) under the Securities Exchange Act of 1934; and

(iii) "Company" includes any subsidiary of the Company that is required to be consolidated under U.S. generally accepted accounting principles.

        In addition to the foregoing, a director will be considered independent for purposes of serving on the Company's Audit Committee only if the director also has not, other than in his or her capacity as a member of the Board or of the Audit Committee or any other Board committee, accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Company and is not an affiliated person of the Company as defined by the rules of the Securities and Exchange Commission.

Annual Meeting Admission Ticket

Electronic Voting Instructions

You can vote by Internet!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m., Central Daylight Time, on May 22, 2007.

Vote by Internet

  •
  Log on to the Internet and go to www.investorvote.com

  •
  Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.    Election of Directors—The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Withhold
01—Richard J.A. de Lange	☐	☐
02—Christopher Galvin	☐	☐
03—Andrew J. Green	☐	☐
04—Judson C. Green	☐	☐
05—William L. Kimsey	☐	☐
06—Scott D. Miller	☐	☐
07—Dirk-Jan van Ommeren	☐	☐

B.    Non-Voting Items

Change of Address—Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the meeting. ☐

C.    Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Annual Meeting Admission Ticket

2007 Annual Meeting of NAVTEQ Stockholders

Tuesday, May 22, 2007, 9:00 a.m. Central Daylight Time

The meeting will be held at:
Holiday Inn Chicago Mart Plaza, Wolf Point Ballroom, 15th Floor
350 North Orleans Street
Chicago, Illinois 60654.

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the annual meeting. This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

NAVTEQ

Proxy—NAVTEQ Corporation

Proxy Solicited by Board of Directors for Annual Meeting

Holiday Inn Chicago Mart Plaza
Wolf Point Ballroom, 15th Floor
350 North Orleans Street
Chicago, Illinois 60654

Tuesday, May 22, 2007, 9:00 a.m. Central Daylight Time

        The undersigned, revoking all previous proxies, hereby appoints Judson C. Green, David B. Mullen and Lawrence M. Kaplan, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated hereon and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of NAVTEQ Corporation to be held on May 22, 2007, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please date and sign our Proxy on the reverse side and return it promptly.

QuickLinks

NOTICE OF ANNUAL MEETING
INFORMATION CONCERNING VOTING AND SOLICITATION
PROPOSAL NO. 1—ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF NAVTEQ
EXECUTIVE COMPENSATION
Summary Compensation Table
2006 GRANTS OF PLAN-BASED AWARDS TABLE
2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2006 OPTION EXERCISES AND STOCK VESTED TABLE
2006 DIRECTOR COMPENSATION TABLE
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
OTHER MATTERS
  Appendix A